AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 22, 2002

                                                      REGISTRATION NO. 333-90052

================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                                 ---------------

                               AMENDMENT NO. 1 TO
                                    FORM SB-2

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            NICOLET BANKSHARES, INC.
                            ------------------------
                 (Name of Small Business Issuer in its charter)

          WISCONSIN                       6021                   47-0871001
------------------------------  ---------------------------  -------------------
  (State or jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

                           110 SOUTH WASHINGTON STREET
                           GREEN BAY, WISCONSIN  54301
                                 (920) 430-1400
                                 --------------
                         (Address, and telephone number
                         of principal executive offices)


        ROBERT B. ATWELL
   NICOLET BANKSHARES, INC.                             COPIES TO:
 110 SOUTH WASHINGTON STREET                     KATHERINE M. KOOPS, ESQ.
 GREEN BAY, WISCONSIN 54301               POWELL GOLDSTEIN FRAZER & MURPHY LLP
       (920) 430-1400                    191 PEACHTREE STREET, N.E., 16TH FLOOR
       --------------                             ATLANTA, GEORGIA  30303
    (Name, address, and                               (404) 572-6600
   telephone number, of
    agent for service)


Approximate date of proposed sale to the public: As soon as practicable after the date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                                 CALCULATION OF REGISTRATION FEE:
----------------------------------------------------------------------------------------------------------------------------------
  Title of Each Class of                                  Proposed Maximum          Proposed Maximum       Amount of Registration
Securities to be Registered  Amount to be Registered  Offering Price per Unit   Aggregate Offering Price             Fee
---------------------------  -----------------------  ------------------------  -------------------------  -----------------------
Common Stock, $.01 par              1,000,000 shares  $                  12.50  $              12,500,000  $                 1,150
value
---------------------------  -----------------------  ------------------------  -------------------------  -----------------------
Rights to Purchase                    800,000 rights                       N/A                        N/A                      N/A
Common Stock (2)
==================================================================================================================================

(1)  Previously  paid.

(2) The rights are being offered to existing shareholders of the registrant and evidence each shareholder's right to purchase one share of common stock for each share he or she owns, up to an aggregate of 800,000 shares. See "The Offering."


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


        PRELIMINARY PROSPECTUS DATED JULY 22, 2002; SUBJECT TO COMPLETION

                                1,000,000 SHARES
                           [ NICOLET BANKSHARES LOGO ]
                                  COMMON STOCK

     This is an offering of 1,000,000 shares of Nicolet Bankshares, Inc. common stock. Our officers, directors and employees will offer and sell the common stock on a best-efforts basis without compensation. We are offering 800,000 shares of this stock to our existing shareholders, with each shareholder being entitled to purchase up to the same number of shares that he or she owns at the beginning of this offering. We expect that our directors and executive officers will purchase a total of approximately 345,000 shares of common stock in this offering, which would result in their collective beneficial ownership of approximately 37% of our outstanding common stock.

     We will offer the remaining 200,000 shares to persons who are not currently shareholders, with a focus on employees, customers and prospects of Nicolet National Bank. We plan to allocate these shares to prospective investors discretionarily, with a minimum subscription amount of 1,000 shares and a maximum of 20,000 shares per investor. We may, however, accept subscriptions for greater or lesser numbers of shares based on our assessment of the demand for the shares.

     The offering will end on the earlier of _________, 2002, or the date on which we have accepted subscriptions for all of the offered shares. We may, however, choose to end the offering sooner or to extend the offering. We may also terminate or extend either the portion of the offering directed to existing shareholders or the portion directed to new investors based on the demand for shares by each group. In any case, we will issue a press release or other form of notice of our intent to terminate or extend. There is no minimum number of shares that must be sold in order to close the offering.

     We will promptly deposit the subscription proceeds for each portion of the offering in two separate noninterest-bearing deposit accounts with Nicolet National Bank until we accept or reject those subscriptions. To subscribe for shares in this offering, you must sign and return the applicable subscription agreement. If either portion of the offering is undersubscribed, we may, in our discretion, extend its term and accept subscriptions from subscribers who wish to purchase more shares than they were initially entitled to purchase or from additional investors. In other words, you may have an opportunity, but not the right, to purchase shares in excess of the maximum individual subscription amount established for your portion of the offering, with the existence and extent of this opportunity remaining within our discretion. If the portion of the offering to existing shareholders is oversubscribed, we will reduce the number of shares allocated to each subscriber on a pro rata basis based on his or her proportionate stock ownership. If the portion of the offering to new investors is oversubscribed, we will discretionarily reduce the number of shares allocated to those subscribers.

     INVESTING IN THE COMMON STOCK INVOLVES RISKS, WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

                                            PER SHARE        TOTAL
                                            ---------        -----

     Public price                           $ 12.50      $ 12,500,000
     Proceeds to us, before expenses        $ 12.50      $ 12,500,000

     Our common stock is not traded on any securities exchange or quotation system, and as a result, it may be difficult for you to resell your shares.

     THE SHARES OF COMMON STOCK OFFERED ARE NOT DEPOSITS, SAVINGS ACCOUNTS, OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is _________, 2002

                                     SUMMARY

     This summary does not contain all the information you should consider before investing in the common stock. You should read carefully the entire prospectus. Unless otherwise indicated, all references to "we," "us," and "our" in this prospectus refer to Nicolet Bankshares, Inc. and its subsidiary, Nicolet National Bank.

                            NICOLET BANKSHARES, INC.
                           110 SOUTH WASHINGTON STREET
                           GREEN BAY, WISCONSIN  54301
                                 (920) 430-1400

     Nicolet Bankshares, Inc. is a bank holding company headquartered in Green Bay, Wisconsin. Our wholly owned subsidiary, Nicolet National Bank, was organized as a national bank in 2000 under the laws of the United States and opened for business on November 1, 2000. Nicolet National is a full-service commercial bank with locations in Green Bay and Marinette, Wisconsin. From December 31, 2000 to March 31, 2002, Nicolet National's assets grew from $44.7 million to $181.8 million; net loans grew from $25.2 million to $143.7 million and deposits grew from $27.2 million to $156.6 million.

MARKET  OPPORTUNITY


     Our primary market area is northeastern Wisconsin and the Upper Peninsula of Michigan. Within this area, we target owner-managed companies with credit needs of up to $10 million as well as the individual owners of these businesses and other residents of our market area. We believe these customers generally perceive a lack of flexibility and customer service from large financial institutions and a lack of sophistication and lending capacity from local community banks. This presents an opportunity for us to satisfy our customers' desire to "have the best of both worlds" - a community bank with individualized attention and local decision-making power coupled with the lending capacity and broad array of products and services generally characteristic of a larger financial institution.


OUR  SOLUTION

     We believe customers are likely to be disaffected by the perceived shortcomings of many financial institutions in our market area as described above. To overcome these perceptions and to attract business within our target market, we have employed seasoned banking professionals with experience in our market area, strategically designed our selection of products and services to meet our customers' expected needs, and focused on increasing our lending capacity. We believe this emphasis on meeting our customers' needs, combined with local decision-making on all extensions of credit, distinguishes us from our competitors, particularly in the case of large financial institutions. We believe we further distinguish ourselves by providing a range of products and services characteristic of a large financial institution while providing the personalized service and convenience characteristic of a community bank.

STRATEGY

     Our objective is to establish Nicolet National as the leading community bank in its market area. To achieve this objective, our operating strategies are to:

     - target small to medium-sized business customers that require the attention and service a community bank is well-suited to provide;

     - provide a broad array of banking products and services, along with a complement of fee-based services, that offer customers a complete and sophisticated line of financial products;

     - staff offices with local and responsive management teams that emphasize high-quality, personalized customer service;

     - attract additional customers by increasing our lending capacity through capital-raising activities and sales of loan participation interests; and

     - invest in long-term growth through expansion in strategic geographic areas and the development of additional products and services designed to meet our customers' existing and anticipated needs.


RISK FACTORS

     Before you invest in our common stock, you should consider carefully the material risks relating to such an investment. These risks are described in the section entitled "Risk Factors" beginning on page 6 and include the following:

     - we have a limited operating history, with Nicolet National having been organized in 2000;

     -    we had an accumulated deficit of $1.2 million at March 31, 2002;

     -    we do not intend to pay dividends for the foreseeable future;

     - there is no minimum number of shares that must be sold in the offering, and as a result, all funds collected will be immediately available to us after the expiration of the offering; and

     - you may have difficulty selling your shares because our common stock is not listed on a national listing service or traded on a securities exchange.

                                     THE OFFERING

Shares of common stock offered to existing
shareholders . . . . . . . . . . . . . . . . . . .  800,000 shares

Shares of common stock offered to other
potential investors. . . . . . . . . . . . . . . .  200,000 shares

Total shares of common stock offered by
this prospectus. . . . . . . . . . . . . . . . . .  1,000,000 shares

Minimum number of shares of common stock
To be sold in order to close the offering. . . . .  None

Shares of common stock to be outstanding after
the offering, assuming all of the offered shares
are sold . . . . . . . . . . . . . . . . . . . . .  2,845,987 shares

Use of proceeds. . . . . . . . . . . . . . . . . .  We intend to use the net proceeds as capital to support asset growth, further
                                                    develop our product and service
                                                    offerings, expand our management
                                                    team and build our brand.  We may
                                                    also use the net proceeds for other
                                                    general corporate purposes.  See "The
                                                    Offering" (page 11) and "Use of
                                                    Proceeds" (page 17).

     The number of shares of common stock to be outstanding after the offering is based upon the number of shares outstanding as of March 31, 2002 and excludes 276,750 shares issuable upon exercise of stock options and 90,000 shares issuable upon exercise of warrants granted to our organizers. Of these options and warrants, 98,500 were exercisable at March 31, 2002 at a weighted average exercise price of $10.00 per share.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following table sets forth summary historical financial data from our consolidated financial statements and should be read in conjunction with those financial statements, including the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page
20. The summary consolidated financial data as of December 31, 2001 and for the two years then ended is derived from our audited financial statements and notes, which appear elsewhere in this prospectus. The summary financial data as of March 31, 2002 and 2001 and for the three-month periods then ended is derived from unaudited financial statements for those periods, which are also included elsewhere in this prospectus. The unaudited consolidated financial statements include all adjustments, consisting only of normal recurring items, that management considers necessary for a fair presentation of our financial position and results of operations for these periods.

                                          As of and for the Three   As of and for the Year
                                           Months Ended March 31       Ended December 31
                                         -------------------------  ----------------------
                                             2002         2001         2001        2000
                                         ------------  -----------  ----------  ----------
                                          (in thousands, except  share and per share data)
Balance Sheet Data:
     Securities available for sale       $    22,314   $    8,020   $  22,984   $   5,968
     Loans, net                              143,652       55,440     122,660      25,182
     Loans available for sale                    378           --       2,208          --
     Total assets                            181,774       91,417     171,612      44,731
     Deposits                                156,628       72,689     150,066      27,197
     Total shareholders' equity               17,173       17,128      17,300      17,290

Average Balances:
     Loans                                   138,539       42,841      90,904       8,831
     Earning assets                          170,797       62,562     113,338      26,479
     Assets                                  178,049       64,546     116,910      28,131
     Deposits                                152,717       46,987      98,498       5,098
     Shareholders' equity                     17,235       17,158      16,935      18,415

Results of Operations:
     Net interest income                         934          586       3,380         398
     Provision for loan losses                   213          260       1,200         400
     Other income                                245           65         673           3
     Other expenses                            1,120          602       3,454       1,183
     Net earnings (loss)                         (95)        (211)         70      (1,182)

Per Share Data:
     Net earnings (loss) per share             (0.05)       (0.11)       0.04       (0.64)
     Diluted net earnings (loss) per
        share                                  (0.05)       (0.11)       0.04       (0.64)

Key Performance Ratios:
     Return on average equity                 (2.19)%      (5.12)%       0.41%        N/M
     Return on average assets                 (0.21)%      (1.31)%       0.06%        N/M
     Average equity to average assets           9.68%       25.16%      14.49%        N/M
     Average loans to average deposits         97.67%       91.18%      92.29%        N/M
     Net interest margin                        2.21%        3.81%       1.99%        N/M

                           CAUTIONARY STATEMENT ABOUT
                           FORWARD-LOOKING STATEMENTS


     This prospectus contains "forward-looking statements," which include information about possible or assumed future results of our operations or our financial performance. Forward-looking statements may also include information regarding our future plans and objectives. Forward-looking statements are based on the belief of our management, as well as assumptions they have made and information currently available to them. Words such as "expect," "estimate," "anticipate," "believe" and other similar expressions are intended to identify forward-looking statements.

     The cautionary statements in the "Risk Factors" section and elsewhere in this prospectus identify important factors and possible events, which involve risks and uncertainties, that could cause actual results to differ materially from those contained in the forward-looking statements. If you are interested in purchasing shares of the common stock, you should carefully consider these risk factors, as well as factors discussed elsewhere in this prospectus, before making a decision to invest in the common stock.

                                  RISK FACTORS

     An investment in the common stock involves a significant degree of risk. You should carefully consider the following risk factors and other information in this prospectus before deciding to invest in the common stock.

     The following paragraphs describe the risks that we believe are material to your decision to invest in our common stock. You should also read carefully the cautionary statement preceding the Risk Factors regarding our use of forward-looking statements in this prospectus.

     The shares of common stock offered through this prospectus are not savings accounts, deposits or other obligations of a bank or savings association and are not insured by the FDIC or any other governmental agency.

WE HAVE EXPERIENCED LOSSES SINCE OUR INCEPTION AND HAVE AN ACCUMULATED DEFICIT.

     We experienced a pre-tax loss of $153,135 and an after-tax loss of $94,571 for the first three months of 2002. For the year ended December 31, 2001, our pre-tax loss was $600,281, with an after-tax profit of $70,186. In the period from inception to December 31, 2000, our net pre-tax and after-tax loss was $1.2 million. We also had an accumulated deficit of $1.2 million at March 31, 2002. We achieved profitability for 2001 as a result of a $670,467 income tax benefit. To become profitable on an operating basis, we must increase our net interest income and noninterest income above existing levels. If we do not increase these revenues sufficiently to offset anticipated increases, we will experience continued losses.

WE DO NOT EXPECT TO CONTINUE TO GROW AS RAPIDLY AS WE HAVE SINCE OUR INCEPTION.

     From December 31, 2000 to March 31, 2002, our assets grew from $44.7 million to $181.8 million, net loans grew from $25.2 million to $143.7 million and deposits grew from $27.2 million to $156.6 million. We do not expect to continue to grow as rapidly as we have since our inception, and we may not grow at all. To continue to grow, we will need to provide sufficient capital to Nicolet National. We may not be able to raise the capital or receive the regulatory approvals, such as branch approvals, that will be necessary for such growth. If we are unable to grow, our ability to increase our long-term profitability will suffer.


IT MAY BE DIFFICULT FOR YOU TO SELL YOUR SHARES OF COMMON STOCK BECAUSE THERE IS NOT A PUBLIC TRADING MARKET FOR OUR COMMON STOCK.

     There is not a public trading market for our common stock and an active trading market may never develop. As a result, you may not be able to resell your shares at the price or time that you desire.

A HIGH PERCENTAGE OF OUR LOAN PORTFOLIO CONSISTS OF COMMERCIAL AND COMMERCIAL REAL ESTATE LOANS, PRIMARILY TO SMALL TO MEDIUM-SIZED BUSINESSES THAT MAY BE MORE ADVERSELY AFFECTED THAN LARGER ENTERPRISES DURING PERIODS OF ECONOMIC WEAKNESS.

     A substantial focus of our marketing and business strategy is to serve owner-managed businesses with credit needs of up to $10 million in northeastern Wisconsin and the Upper Peninsula of Michigan. Over 80% of our loan portfolio consists of commercial and commercial real estate loans to these types of businesses. During periods of economic weakness, these businesses may be impacted more severely than larger businesses, and consequently the ability of such businesses to repay their loans may deteriorate. As a result, our results of operations and financial condition may be adversely affected.

BECAUSE WE ARE A NEW BANKING INSTITUTION, WE ARE REQUIRED TO MAINTAIN HIGHER THAN NORMAL CAPITAL LEVELS UNTIL 2003 AND ARE SUBJECT TO OTHER REGULATORY RESTRICTIONS, INCLUDING RESTRICTIONS ON BORROWING, WHICH MAY HINDER OUR GROWTH PLANS.

     We and Nicolet National are subject to various regulatory restrictions because Nicolet National was recently organized. Until 2003, Nicolet National will be required to maintain a ratio of "tier 1 capital" to average assets of at least 8%, which is significantly higher than the 5% level necessary for "well capitalized" status under applicable banking laws and regulations. During that same period, Nicolet National has agreed to give the Office of the Comptroller of the Currency at least thirty days' prior notice of any significant deviations or changes from its original operating plan as approved by the OCC. We have also agreed with the Board of Governors of the Federal Reserve System that we will obtain its approval prior to incurring any significant holding company indebtedness. Failure to obtain such approvals could adversely affect our future growth.

AN ECONOMIC DOWNTURN, ESPECIALLY IN NORTHEASTERN WISCONSIN AND THE UPPER PENINSULA OF MICHIGAN, COULD HAVE AN ADVERSE EFFECT ON THE QUALITY OF OUR LOAN PORTFOLIO AND OUR FINANCIAL PERFORMANCE.

     Economic recession over a prolonged period or other economic problems in Brown County, Wisconsin or in our state or nation generally could have a material adverse impact on the quality of our loan portfolio and the demand for our products and services. For example, a downturn in the local economy could make it more difficult for borrowers to repay their loans, which could lead to loan losses. This could in turn reduce our net income and profitability.

UNEXPECTED CHANGES IN INTEREST RATES MAY DECREASE OUR NET INTEREST INCOME.

     If we are unsuccessful in managing interest rate fluctuations, our net interest income could decrease materially. Our operations depend substantially on our net interest income, which is the difference between the interest income earned on our interest-earning assets and the interest expense paid on our interest-bearing liabilities. Like most depository institutions, our earnings and net interest income are affected by changes in market interest rates and other economic factors beyond our control. For example, as of March 31, 2002, we had a positive "gap," meaning that we had more interest rate sensitive assets than interest rate sensitive liabilities at that time. This means that our net interest income is likely to decrease in a declining interest rate environment unless we adjust our mix of assets and liabilities to compensate for this effect. The measures that we take to guard against interest rate risk may not be effective in minimizing our exposure to this risk. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Interest Rate Sensitivity" (page 33).

INDUSTRY COMPETITION MAY HAVE AN ADVERSE EFFECT ON OUR PROFITABILITY.

     Competition in the banking and financial services industry is intense, and our profitability depends upon our continued ability to compete in our market area. We compete with national, regional and community banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies and brokerage and investment banking firms operating locally and elsewhere. In addition, because the Gramm-Leach-Bliley Act now permits banks, securities firms and insurance companies to affiliate, a number of larger financial institutions and other corporations offering wider variety of financial services than we currently offer could enter and aggressively compete in the market we currently serve. Many of these competitors have substantially greater resources, lending limits and operating histories than we do and may offer services that we do not or cannot provide. See "Business-Competition" (page 41).

DEPARTURES OF OUR KEY PERSONNEL MAY IMPAIR OUR OPERATIONS.

     Each member of our senior management team is important to our success and the unexpected loss of any of these persons could impair our day-to-day operations as well as our strategic direction. Our senior management team includes:

     - Robert B. Atwell, President, Chief Executive Officer and Chairman of the Board of Nicolet Bankshares and Nicolet National;

     - Michael E. Daniels, Executive Vice President and Secretary of Nicolet Bankshares and Nicolet National and Chief Lending Officer of Nicolet National;

     - Jacqui A. Engebos, Vice President and Chief Financial Officer of Nicolet Bankshares and Nicolet National;

     -    Stephen J. Albers, Director of Trust of Nicolet National;

     -    Kim Van Osdol, Community Bank President; and

     -    W. Scott King, Senior Vice President of Nicolet National.


     Although we have entered into employment agreements with Messrs. Atwell, Daniels and King, we cannot assure you of their continued service.
Additionally, Nicolet National is the beneficiary of substantial life insurance policies with these and other members of our management team. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Changes in Financial Condition" (page 27) and "Management" (page 46).

OUR ABILITY TO PAY DIVIDENDS IS RESTRICTED BY FEDERAL POLICIES AND REGULATIONS, AND WE DO NOT INTEND TO PAY DIVIDENDS FOR THE FORESEEABLE FUTURE.

     Federal Reserve Board policy and the Office of the Comptroller of the Currency regulations restrict our ability to pay dividends, and we cannot assure that we will pay dividends on our common stock in the future. Federal Reserve Board policy states that bank holding companies should pay cash dividends on common stock only out of net income available over the past year and only if prospective earnings retention is consistent with the organization's expected future needs and financial condition. The policy provides that a bank holding company should not maintain a level of cash dividends that undermines its ability to serve as a source of strength to its banking subsidiaries. Our ability to declare and pay dividends on the common stock depends upon our earnings and financial condition, our liquidity and capital requirements, the general economic and regulatory climate and other factors our Board of Directors deems relevant. Based on its perception of the growth opportunities available to us, our board of directors does not anticipate that it would be in our best interest to pay cash dividends in the foreseeable future.

     Our principal source of funds to pay dividends is cash dividends that we receive from our subsidiary, Nicolet National. The Office of the Comptroller of the Currency regulates Nicolet National's dividend payments and must issue prior approval of dividend payments if the total of all dividends declared by Nicolet National's board of directors in any year will exceed (1) the total of Nicolet National's net profits for that year, plus (2) Nicolet National's retained net profits of the preceding two years, less any required net transfers to surplus. See "Supervision and Regulation-Payment of Dividends" (page 64).

OUR EXECUTIVE OFFICERS AND DIRECTORS OWN A SIGNIFICANT PORTION OF OUR OUTSTANDING COMMON STOCK AND MAY BE ABLE TO CONTROL THE OUTCOME OF CORPORATE ACTIONS THAT REQUIRE SHAREHOLDER APPROVAL

     We anticipate that our directors and executive officers will purchase approximately 345,000 shares of common stock in this offering. After this offering, and taking into account their expected participation in the offering, our directors and executive officers will beneficially own or control 1,096,449 shares, including shares subject to exercisable warrants and options, representing approximately 37% of our outstanding common stock. As a result, our directors and executive officers could exercise significant control over matters requiring shareholder approval, including the election of directors or a change in control of our company. See "Principal Shareholders and Stock Ownership of Management" (page 43).

THE PUBLIC OFFERING PRICE MAY BE HIGHER OR LOWER THAN THE MARKET PRICE OF THE COMMON STOCK AFTER THE OFFERING.

     The public offering price may not indicate the market price for the common stock after the offering. We determined the public offering price based on a variety of factors, including available data regarding the market prices of de novo bank stocks, the history of, and prospects for, the banking industry and our bank in our market areas, the price to book value multiple represented by the offering price, and the prices at which our stock has most recently been sold. See "The Offering-Determination of Offering Price" (page 13).

GOVERNMENT REGULATION MAY HAVE AN ADVERSE EFFECT ON OUR PROFITABILITY AND
GROWTH.

     Bank holding companies and banks are subject to extensive state and federal government supervision and regulation. Changes in state and federal banking laws and regulations or in federal monetary policies could adversely affect our ability to maintain profitability and continue to grow. For example, new legislation or regulation could limit the manner in which we may conduct our business, including our ability to obtain financing, attract deposits, make loans and achieve satisfactory interest spreads. Many of these regulations are intended to protect depositors, the public and the FDIC, not shareholders. In addition, the burden imposed by federal and state regulations may place us at a competitive disadvantage compared to competitors who are less regulated. The laws, regulations, interpretations and enforcement policies that apply to us have been subject to significant, and sometimes retroactively applied, changes in recent years, and may change significantly in the future. Future legislation or government policy may also adversely affect the banking industry or our operations. See "Supervision and Regulation" (page 57).

WE WILL HAVE IMMEDIATE ACCESS TO ALL FUNDS UPON EXPIRATION OF THE OFFERING, BUT WE ARE NOT LIKELY TO REALIZE AN IMMEDIATE INCREASE IN OUR RETURN ON EQUITY.

     We are not required to sell a minimum number of shares in order to close this offering and your subscription for shares will be binding upon, and irrevocable by, you when you submit it. As a result, we will have immediate access to all funds collected with subscriptions we receive and accept immediately following the expiration of the offering. Even though we will have collected these funds, however, our return on equity is not likely to increase until we have applied them to specific activities that produce a return on our investment.


IF WE RAISE ADDITIONAL CAPITAL BY ISSUING MORE SHARES OF COMMON STOCK, YOUR OWNERSHIP INTEREST IN NICOLET BANKSHARES MAY BE DILUTED.

     The issuance of additional shares of common stock could dilute your ownership interest in Nicolet Bankshares. Our Board of Directors may elect to obtain additional capital by issuing additional shares of common stock or other securities. We may issue additional securities at prices or on terms less favorable than or equal to the public offering price and terms of this offering.

                                  THE OFFERING

GENERAL

     Nicolet Bankshares is offering 1,000,000 shares of common stock at a price of $12.50 per share. We will initially offer 800,000 of the shares to our existing shareholders and 200,000 shares to persons who are not currently shareholders, with a focus on employees, customers and prospects of Nicolet National. We expect that our directors and executive officers will purchase a total of approximately 345,000 shares of common stock in this offering, which would result in their collective beneficial ownership of approximately 37% of our outstanding common stock.

     Each existing shareholder has the right to subscribe for up to the same number of shares that he or she owns at the beginning of the offering. If existing shareholders subscribe for more than 800,000 shares in the aggregate, we will adjust the number of shares for which each such shareholder has subscribed by reducing his or her subscription amount on a pro rata basis based on his or her proportionate stock ownership. If this portion of the offering is undersubscribed, we may, in our discretion, extend its term and accept subscriptions for greater numbers of shares from such shareholders or allow new investors to purchase all or some of the excess shares. In other words, existing shareholders may have an opportunity, but not the right, to purchase more shares than they are initially entitled to purchase if this portion of the offering is undersubscribed, with the extent of this opportunity remaining subject to our discretion.

     We plan to allocate shares to new investors discretionarily based on the demand for the shares, with a minimum subscription amount of 1,000 shares and a maximum of 20,000 shares. We may, however, accept subscriptions for lesser or greater numbers of shares based on our assessment of the demand for the shares. If new investors subscribe for more than 200,000 shares in the aggregate, we will discretionarily reduce the number of shares allocated to these subscribers. If this portion of the offering is undersubscribed, we may, in our discretion, extend its term and accept individual subscriptions in excess of the 20,000 share maximum or allow existing shareholders to purchase all or some of the excess shares. As in the case of the offering to existing shareholders, new investors and existing shareholders may have the opportunity, but not the right, to purchase additional shares if this portion of the offering is undersubscribed.

     The shares are being offered until ____________, 2002, unless we decide to end the offering sooner or extend the offering as described under "Expiration Date" below. There is no minimum number of shares that must be sold in order to close the offering.

PLAN OF DISTRIBUTION

     We plan to market our shares by delivering a copy of the prospectus with a brief cover letter from our Chief Executive Officer to our existing shareholders and to potential new investors, consisting principally of Nicolet National employees, customers and prospects. All communications regarding the offering will be coordinated, issued and authorized by our Chief Executive Officer, although our officers, directors and employees will assist in the offering process by informing our Chief Executive Officer of inquiries they receive regarding the offering, responding to routine inquiries regarding the offering terms and providing the necessary administrative support.

     The offering is not underwritten. Our officers, directors and employees will offer and sell the common stock on a best efforts basis and will not receive any commissions or other compensation for soliciting sales of the common stock. They will, however, be reimbursed for reasonable expenses they incur in the offering. None of our officers, directors or employees who will participate in the offering is employed by or has, or has had within the last 12 months, a direct or indirect control relationship with a securities broker or dealer.
Each performs substantial duties on our behalf that do not involve the offer or sale of securities and has not participated in any sales of our securities for the past 12 months, except in connection with our reorganization and grants of securities under employee benefit plans. Based on these factors, we are relying on the exemption from broker/dealer registration provided under Rule 3a4-1 of the Securities Exchange Act of 1934, as amended, for the participation of our officers, directors and employees in this offering on the terms described in this prospectus. We also believe, based on these factors, that our officers, directors and employees are not "underwriters" for purposes of federal securities laws. If they are determined to be such, however, we will indemnify them against any liabilities or expenses they may incur as a result of their selling efforts in the offering.

PURPOSE OF THE OFFERING

     We are conducting this offering to provide additional capital to support asset growth, further develop our product and service offerings, expand our management team and build our brand. We also believe the offering will provide greater liquidity and marketability for our common stock, increase community awareness of Nicolet National and potentially broaden our shareholder base.

HOW TO PURCHASE SHARES IN THE OFFERING

     If you wish to invest, you must:

     1. Complete, date, and sign the applicable subscription agreement included with this prospectus.

     2. Make a check payable to "Nicolet Bankshares, Inc." in an amount equal to the subscription price of $12.50 times the number of shares subscribed for.

     3. Return the completed subscription agreement and check to Nicolet Bankshares, Inc., 110 South Washington Street, Green Bay, Wisconsin 54301, Attn: Jacqui A. Engebos.

     You may subscribe for more shares than the maximum individual subscription amount established for your portion of the offering, but we will accept your subscription only for the number of shares you are entitled to purchase plus any additional shares that we elect to allocate to you in the event either portion of the offering is undersubscribed. If we accept your subscription for fewer shares than you indicate that you wish to purchase, we will indicate the number of shares as to which we have accepted your subscription on the second page of your agreement and return it to you with a check in the amount of the excess subscription price. Similarly, we will promptly refund all subscription funds submitted by investors whose subscriptions are rejected for any reason.

     UPON OUR RECEIPT, ALL SUBSCRIPTION AGREEMENTS WILL BECOME BINDING ON AND IRREVOCABLE BY THE APPLICABLE SUBSCRIBER UNTIL THE EXPIRATION DATE.


EXPIRATION  DATE

     This offering will expire at the earlier of 5:00 p.m., Central Time, on _________, 2002, or the date on which we have accepted subscriptions for all of the offered shares, unless we choose to end the offering sooner or extend the offering period. We may terminate or extend one portion of the offering but not the other. For example, if existing shareholders subscribe for all of the 800,000 shares being offered to them prior to _________, 2002 but new investors have not subscribed for all of the 200,000 shares allocated to them by that date, we may terminate the portion of the offering directed to existing shareholders but extend the portion directed to new investors. Our decision to end or extend the offering or any portion thereof will be based on demand for the shares. We will promptly publish a press release or otherwise notify you if we change the expiration date of the offering or any portion thereof. The date on which the offering or any portion thereof ends, plus any extensions, is referred to in this prospectus as the "Expiration Date."

ACCEPTANCE OF SUBSCRIPTIONS

     We will deposit funds from existing shareholders and new investors in two separate noninterest-bearing escrow accounts at Nicolet National, where they will be held until we accept the corresponding subscriptions. The proceeds will be released from escrow upon acceptance of the related subscriptions promptly after the Expiration Date.

     We have the right, in our sole discretion, to accept or reject any subscription in whole or in part on or before the Expiration Date. If we do not accept all or a portion of a subscriber's subscription, we will notify that subscriber promptly after the Expiration Date and return the unaccepted portion of his or her subscription funds, without interest.

ISSUANCE OF STOCK CERTIFICATES

     Promptly after the Expiration Date, we will issue stock certificates representing the shares purchased in this offering. We will follow the instructions contained in the accepted subscription agreements when we issue the stock certificates.

DETERMINATION OF OFFERING PRICE

     Our board of directors established the offering price of $12.50 per share, which is equal to approximately 1.34 times Nicolet National's $9.30 book value per share at March 31, 2002. The Board considered a number of factors in setting the price, including:

     -    available data regarding the market prices of de novo bank stocks;

     - the history of, and prospects for, the banking industry and our bank in our market area;

     -    the price to book value multiples represented by the offering price;
          and

     - the prices at which the common stock has, to its knowledge, most recently been sold;

See "Selected Consolidated Financial Data" (page 19) and "Comparative Market Prices and Dividends" (page 18).

OFFERING EXPENSES

     Our estimated offering expenses are as follows:

     Securities and Exchange Commission Registration Fee     $     1,150
     Legal Fees and Expenses                                      50,000
     Accounting Fees and Expenses                                 15,000
     Printing and Engraving Expenses                              15,000
     Mail and Distribution                                         5,000
     Transfer Agent Expenses                                       5,000
     Miscellaneous                                                 8,850
                                                             -----------
          Total                                              $   100,000
                                                             ===========

                                    DILUTION


     The net tangible book value of our common stock as of March 31, 2002 was $17.2 million, or $9.30 per share. Net tangible book value per share represents the equity of our shareholders, less intangible assets, divided by the number of shares of our common stock outstanding. The dilution of the net tangible book value per share represents the difference between the amount per share paid by purchasers of our common stock in this offering and the as adjusted net tangible book value per share of our common stock immediately after completion of this offering. The following table shows our as adjusted net tangible book value as of March 31, 2002 and the resulting dilution to new investors after giving effect to the sale by us of 25%, 50% and 100% of the shares of our common stock offered hereby at a price to the public of $12.50 per share and the application of the estimated net proceeds therefrom, after deducting $100,000 of estimated offering expenses in each case.

                                                               Assuming the Sale of
                                                          ------------------------------
                                                          1,000,000   500,000   250,000
                                                            Shares     Shares    Shares
                                                          ----------  --------  --------
  Price to the public per share. . . . . . . . . . . . .  $    12.50  $  12.50  $  12.50
  Net tangible book value per share at March 31, 2002(1)  $     9.30  $   9.30  $   9.30
  Increase in net tangible book value per share
   attributable to new investors (2) . . . . . . . . . .  $     1.09  $   0.64  $   0.34
  As adjusted net tangible book value per share at
   March 31, 2002. . . . . . . . . . . . . . . . . . . .  $    10.39  $   9.94  $   9.64
      Dilution per share to new investors. . . . . . . .  $     2.11  $   2.56  $   2.86

     The following table summarizes, on an as adjusted basis as of March 31, 2002, the tangible book value of the outstanding shares and the total consideration and average price paid per share by the new investors for the shares purchased in this offering, assuming the sale of 25%, 50% and 100% of the shares of common stock offered hereby.

Assuming 1,000,000 Shares are Sold:           Shares           Tangible Equity
                                       -------------------  --------------------   Average
                                        Number    Percent     Number    Percent   Per Share
                                       ---------  --------  ----------  --------  ---------
                                             (In thousands, except per share data)
Equity at March 31, 2002. . . . . . .  1,845,987    64.86%  17,172,848    58.07%  $    9.30
New Investors (2) . . . . . . . . . .  1,000,000    35.14%  12,400,000    41.93%      12.40
                                       ---------  --------  ----------  --------  ---------
     Total. . . . . . . . . . . . . .  2,845,987    100.0%  29,572,848    100.0%  $   10.39
                                       =========  ========  ==========  ========  =========

Assuming 500,000 Shares are Sold:         Shares           Tangible Equity
                                    -------------------  --------------------   Average
                                     Number    Percent     Number    Percent   Per Share
                                    ---------  --------  ----------  --------  ----------
Equity at March 31, 2002            1,845,987    78.69%  17,172,848    73.63%  $     9.30
New Investors (2)                     500,000    21.31%   6,150,000    26.37%       12.30
                                    ---------  --------  ----------  --------  ----------
     Total                          2,345,987    100.0%  23,322,848    100.0%  $     9.94
                                    =========  ========  ==========  ========  ==========


Assuming 250,000 Shares are Sold:         Shares           Tangible Equity
                                    -------------------  --------------------   Average
                                     Number    Percent     Number    Percent   Per Share
                                    ---------  --------  ----------  --------  ----------
Equity at March 31, 2002            1,845,987    88.07%  17,172,848    85.02%  $     9.30
New Investors (2)                     250,000    11.93%   3,025,000    14.98%       12.10
                                    ---------  --------  ----------  --------  ----------
     Total                          2,095,987    100.0%  20,197,848    100.0%  $     9.64
                                    =========  ========  ==========  ========  ==========

(1) Does not include 276,750 total shares of our common stock issuable upon exercise of options under our stock incentive plans or 90,000 shares issuable upon exercise of warrants.

(2)  Net of estimated offering expenses of approximately $100,000.

                                 USE OF PROCEEDS

     We estimate that the net proceeds from the sale of the 1,000,000 shares of common stock that we plan to sell in this offering, after we pay $100,000 in estimated expenses of the offering, will be $12,400,000. We intend to use the net proceeds as capital to support asset growth, further develop our product and service offerings, expand our management team and build our brand, we may also use the net proceeds for other general corporate purposes. We believe the proceeds of this offering will support our growth plan for a period of approximately 24 months, although unforeseen strategic opportunities could result in the acceleration of this plan.


                                 CAPITALIZATION

     The following table shows our capitalization as of March 31, 2002. It shows our capitalization on four bases: actual and as adjusted to give effect to the receipt of the net proceeds from the offering, assuming in the alternative that 25%, 50% and 100% of the offered shares are sold. The as adjusted capitalization assumes that we sell the indicated number of shares of common stock at $12.50 per share and that the net proceeds from the offering, after deducting in each case $100,000 of estimated offering expenses payable by us, are: (1) $3,025,000 if 25% of the shares are sold; (2) $6,150,000 if 50% of the shares are sold; and (3) $12,400,000 if 100% of the shares are sold.


                                                               MARCH 31, 2002
                                                               --------------

                                                    ACTUAL                     AS ADJUSTED
                                                 ------------  ----------------------------------------
                                                                   100%          50%           25%
                                                                   Sold          Sold          Sold
                                                               ------------  ------------  ------------
Shareholders' Equity:

  Common stock; $0.01 par value; 30,000,000      $    18,460   $    28,460   $    23,460   $    20,960
  shares authorized; 1,845,987 shares issued
  and outstanding; 2,845,987 shares issued and
  outstanding as adjusted assuming 100% of the
  shares are sold; 2,345,987 shares issued and
  outstanding as adjusted assuming 50% of the
  shares are sold; 2,095,987 shares issued and
  outstanding as adjusted assuming 25% of the
  shares are sold.

  Additional paid-in capital                      18,441,410    30,831,410    24,586,410    21,463,910

  Accumulated deficit                             (1,206,560)   (1,206,560)   (1,206,560)   (1,206,560)

  Accumulated other comprehensive                    (80,462)     ( 80,462)      (80,462)      (80,462)
                                                 ------------  ------------  ------------  ------------
  income (loss)

  Total Shareholders' Equity                     $17,172,848   $29,572,848   $23,322,848   $20,197,848
                                                 ============  ============  ============  ============

                     COMPARATIVE MARKET PRICES AND DIVIDENDS

     As of the date of this prospectus, Nicolet Bankshares had 1,845,987 shares of common stock outstanding and approximately 439 shareholders of record. There is no established public trading market for our common stock, and there is only incomplete information about trades of our shares and the prices at which any shares have traded.

     To our knowledge, one trade occurred during 2002 at a price of $11.00 per share, and sporadic trades occurred in 2001 at a price of $10.00 per share.

     We have not paid dividends to our shareholders to date. The holders of our common stock will be entitled to receive dividends when and if declared by our board of directors out of funds legally available for dividends. Nicolet Bankshares is a legal entity separate and distinct from Nicolet National, and its revenues will depend in significant part on the dividends paid by Nicolet National to Nicolet Bankshares. Nicolet National is subject to legal restrictions on the amount of dividends it may pay. See "Supervision and Regulation - Payment of Dividends."

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth selected consolidated financial data from our financial statements and should be read in conjunction with those financial statements, including the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 20. The selected consolidated financial data as of December 31, 2001 and for the two years then ended is derived from our audited financial statements and notes, which appear elsewhere in this prospectus. The selected consolidated financial data as of March 31, 2002 and 2001 and for the three-month periods then ended is derived from unaudited financial statements for those periods, which are also included elsewhere in this prospectus. The unaudited consolidated financial statements include all adjustments, consisting only of normal recurring items, that management considers necessary for a fair presentation of our financial position and results of operations for these periods.

                                          As of and for the Three    As of and for the Year
                                           Months Ended March 31       Ended December 31
                                         -------------------------  -----------------------
                                             2002         2001         2001         2000
                                         ------------  -----------  -----------  ----------
                                           (in thousands, except share and per share data)
Balance Sheet Data:
     Securities available for sale       $    22,314   $    8,020   $   22,984   $   5,968
     Loans, net                              143,652       55,440      122,660      25,182
     Loans available for sale                    378           --        2,208          --
     Total assets                            181,774       91,417      171,612      44,731
     Deposits                                156,628       72,689      150,066      27,197
     Total shareholders' equity               17,173       17,128       17,300      17,290

Average Balances:
     Loans                                   138,539       42,841       90,904       8,831
     Earning assets                          170,797       62,562      113,338      26,479
     Assets                                  178,049       64,546      116,910      28,131
     Deposits                                152,717       46,987       98,498       5,098
     Shareholders' equity                     17,235       17,158       16,935      18,415

Results of Operations:
     Net interest income                         934          586        3,380         398
     Provision for loan losses                   213          260        1,200         400
     Other income                                245           65          673           3
     Other expenses                            1,120          602        3,454       1,183
     Net earnings (loss)                         (95)        (211)          70      (1,182)

Per Share Data:
     Net earnings (loss) per share             (0.05)       (0.11)        0.04       (0.64)
     Diluted net earnings (loss) per
          share                                (0.05)       (0.11)        0.04       (0.64)

Key Performance Ratios:
     Return on average equity                 (2.19)%      (5.12)%        0.41%        N/M
     Return on average assets                 (0.21)%      (1.31)%        0.06%        N/M
     Average equity to average assets           9.68%       25.16%       14.49%        N/M
     Average loans to average deposits         97.67%       91.18%       92.29%        N/M
     Net interest margin                        2.21%        3.81%        1.99%        N/M

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


     This discussion and analysis is intended to assist you in understanding our financial condition and results of operations. You should read this commentary in conjunction with the financial statements and the related notes and the other statistical information included elsewhere in this report, as well as with an understanding of our short operating history.

OVERVIEW

     BACKGROUND. Nicolet National was organized on April 5, 2000, and, from that date until October 31, 2000, its principal activities were related to its organization, the conducting of its initial public offering, and the pursuit of approvals from the Office of the Comptroller of the Currency of its application to organize as a national bank and from the FDIC for deposit insurance.

     On September 30, 2000, Nicolet National concluded its offering in which it sold 1,845,987 shares of common stock at $10.00 per share. After receiving all applicable regulatory approvals and satisfying pre-opening examination procedures, Nicolet National opened for business on November 1, 2000 with a staff of 25 employees in banking facilities located in downtown Green Bay, Wisconsin.

     On June 6, 2002, Nicolet Bankshares acquired Nicolet National in a share exchange that reorganized Nicolet National into a holding company structure. As a result, Nicolet Bankshares owns 100% of the common stock of Nicolet National, its sole subsidiary. All financial information presented in this prospectus gives effect to the reorganization and reports our results on a consolidated basis in accordance with generally accepted accounting principles in the United States and other applicable regulations.

     GROWTH. Growth is generated through building loan and deposit relationships with customers. During its first eight months of operations, we grew to $119 million in assets at June 30, 2001, which significantly exceeded our initial expectations. Based on our success in Green Bay, we chose to invest strategically in additional products, geographic expansion and additional staff. We therefore opened an office in Marinette, Wisconsin on October 15, 2001 offering community banking and full trust services. We also added employees in lending and infrastructure roles to support our growth. While these strategic initiatives have had a negative financial impact in the short term, we believe they will provide for earnings enhancement in the long term.

     Our growth continued during the remainder of 2001 and the first quarter of 2002. At March 31, 2002, we had total assets of $181.8 million, net portfolio loans of $143.7 million, total loans available for sale of $378,000, total deposits of $156.6 million, and shareholders' equity of $17.2 million.

CRITICAL ACCOUNTING POLICIES

     The accounting principles we follow and our methods of applying these principles conform with accounting principles generally accepted in the United States and with general practices within the banking industry. In connection with the application of those principles, we have made judgments and estimates that, in the case of the determination of our allowance for loan losses and the recognition of our deferred income tax assets, have been critical to the determination of our financial position, results of operations and cash flows.

Allowance for Loan Losses

     Management's judgment in determining the adequacy of the allowance for loan losses is based on evaluations of the collectibility of loans in the portfolio. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect a borrower's ability to pay, overall portfolio quality, and reviews of specific problem loans. In determining the adequacy of the allowance for loan losses, management uses a loan grading system that rates loans in eight different categories. Grades five, six and seven, which represent criticized or classified loans (loans with greater risk of loss potential), are assigned allocations of loss based on published regulatory guidelines. These loans are inadequately protected by the current net worth or paying capacity of the borrower or the collateral pledged. Loans classified in this manner have well-defined weaknesses that jeopardize liquidation of the debt. Loans graded one through four are stratified by type and allocated loss ranges based on management's perception of the inherent loss for the strata. The combination of these results are compared monthly to the recorded allowance for loan losses and material differences are adjusted by increasing or decreasing the provision for loan losses.

     We use an internal loan review function to place loans into various loan grading categories, which assists in developing lists of potential problem loans. These loans are constantly monitored by the loan review function to ensure early identification of any deterioration. Our current practice is to have the reserve level reviewed by the board on a quarterly basis in compliance with regulatory requirements. In addition, any adversely rated loans will receive allocations consistent with recommended regulatory percentages. As the loan portfolio matures, a more comprehensive methodology, which considers risk by loan types, will be employed.

Deferred Income Tax Assets

     During the period from inception through December 31, 2001, we incurred net operating losses and, as a result, recorded deferred tax assets associated with these loss carryforwards. However, prior to the fourth quarter of 2001, we also recorded a full valuation allowance of our net deferred tax assets, and we did not recognize any income tax benefit in our statement of operations. Our judgment was based on our inability to conclude that it was more likely than not that we could be sufficiently profitable in the future to recognize these tax benefits. In the fourth quarter of 2001, this judgment changed. Based on the achievement of profitability in the Green Bay operations, the trend toward consolidated profitability and our evaluation of our recent operating results and future projections, we determined that it was more likely than not that we would realize such assets. We therefore, in that quarter, eliminated the full amount of the valuation allowance and recorded a deferred tax benefit equal to the deferred tax asset in our statement of operations. Unless our judgment changes as to the likelihood of realizing these deferred tax assets, we will continue to recognize such assets in our financial statements.

NET INTEREST INCOME

Three Months Ended March 31, 2002 Compared to Three Months Ended March 31, 2001

     Our results for the three months ended March 31, 2002, when compared to the three months ended March 31, 2001, were highlighted by the continued growth of our earning assets which resulted in increased net interest income and growth in noninterest income. Total revenues, which is comprised of net interest income and noninterest income, for the three months ended March 31, 2002 were $1.2 million, compared to total revenues for the three months ended March 31, 2001 of $651,000. The provision for loan losses was $213,250 for 2002 compared to $260,000 in 2001, with both of these amounts attributable to the growth in loans in the current period. Noninterest expenses were $1.1 million for the three months ended March 31, 2002, compared to $602,000 for the three months ended March 31, 2001. Net loss for the three months ended March 31, 2002 was $95,000 compared to a net loss of $211,000 for the three months ended March 31, 2001.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

     Our earnings have also exceeded our initial expectations. Our original plan, as filed with the Office of the Comptroller of the Currency, anticipated a pre-tax loss of $813,000 in year one. Actual results were a 2001 pre-tax loss of $24,353 (Green Bay only, net of Marinette), which we achieved despite significant interest rate declines, particularly in the second half of the year.


     Nicolet National reported net earnings for the year ended December 31, 2001 of $70,186 as compared to a net loss of $1.2 million for the year ended December 31, 2000. Net interest income was $3.4 million in 2001 compared to $397,557 in 2000. Other income increased approximately $670,000 when compared to 2000 to $673,152 for the year ended December 31, 2001. Other expenses for the year ended 2001 totaled $3.5 million as compared to $1.2 million in 2000. Additionally, a tax benefit of $670,000 was recognized in 2001 relating to the reversal of the valuation allowance associated with the cumulative deferred tax benefit. Our improved performance reflected growth in earning assets and critical mass, mortgage fee income, and recognition of our deferred tax assets, offset by investments made in our expansion to Marinette and our entry into the trust area as a line of business. See "-Critical Accounting Policies-Deferred Income Tax Assets."

     In 2001, average interest earning assets increased to $113.3 million, or 96.9% of total assets. This increase was primarily due to the increase in loans outstanding. Average loans outstanding for 2001 were $90.9 million. Average interest-bearing liabilities for 2001 increased to $92.0 million.

     Net interest income is the single largest contributor to earnings. Net interest income is the interest we earn on loans and investments, reduced by the interest we pay on deposit accounts. Net interest income was materially impacted during 2001 by the decline in interest rates, particularly during the second half of the year. While we initially benefited from the declining rate environment in terms of acquiring new business, as rates continued to decline it became increasingly difficult to grow net interest income at a pace consistent with our asset growth. This was largely due to the fact that Nicolet National is predominantly a commercial bank, with a large percentage of floating rate loans. As a result, each decline in rates resulted in a decline in net interest income. Additionally, our loan portfolio is largely funded by fixed rate certificates of deposit, which did not experience immediate rate declines.
Thus, our interest income was dropping as rates declined, but our interest expense was not, resulting in significant pressure on net interest income. Toward the end of 2001, we did experience some benefit of the lower rate environment, as CD's issued when we first opened began repricing at lower rates. As a result of these factors, the declining rate environment put additional pressure on our earnings, particularly during the second half of 2001. Significant management time and attention has been focused on monitoring, measuring and managing earnings in various rate environments.

     The banking industry uses two key ratios to measure relative profitability of net interest income: net interest rate spread and net interest margin. The net interest rate spread measures the difference between the average yield on earning assets and the average rate paid on interest-bearing liabilities. The interest rate spread eliminates the impact of non-interest bearing deposits and gives a direct perspective on the effect of market interest rate movements. The net interest margin is defined as net interest income as a percent of average total earning assets and takes into account the positive impact of investing non-interest-bearing deposits.

     Our net interest spread was 1.69% for the first three months of 2002 and 1.99% in 2001, while our net interest margin was 2.22% for the first three months of 2002 and 2.98% in 2001. Our net interest margin decreased in 2001 primarily because of the precipitous decline in interest rates, with interest earning assets repricing more quickly than interest bearing liabilities. The average cost of interest bearing liabilities for the first three months of 2002 was 4.24% and 5.32% for 2001. The following tables show the relationship between interest income and expense and the average balances of interest earning assets and interest bearing liabilities (in thousands).


                                               THREE MONTHS ENDED MARCH 31, 2002
                                               ---------------------------------
                                                  AVERAGE   INCOME/   YIELD/
                                                  BALANCE   EXPENSE    RATE
                                                  --------  --------  -------

ASSETS
Federal funds sold and interest bearing deposits  $  8,067  $     35    1.73%
Investment securities                               24,191       235    3.95%
Loans                                              138,539     2,228    6.52%
                                                  --------  --------

   Total interest earning assets                   170,797     2,498    5.93%
                                                            --------
All other assets                                     7,252
                                                  --------
Total assets                                      $178,049
                                                  ========


                                       23

                                               THREE MONTHS ENDED MARCH 31, 2002
                                               ---------------------------------
                                                  AVERAGE   INCOME/   YIELD/
                                                  BALANCE   EXPENSE    RATE
                                                  --------  --------  -------
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing deposits                         $141,838  $  1,535    4.39%
Repurchase agreements                                7,851        29    1.50%
                                                  --------  --------

  Total interest bearing liabilities               149,689     1,564    4.24%

Noninterest bearing deposits                        10,962
Other liabilities                                      164
Shareholders' equity                                17,235
                                                  --------
Total liabilities and shareholders' equity         178,049
                                                  ========

Net interest spread                                                     1.69%

Net interest income                                         $    934
                                                            ========
Net interest margin on average earning assets                           2.22%



                                                              2001
                                               ---------------------------------
                                                  AVERAGE   INCOME/   YIELD/
                                                  BALANCE   EXPENSE    RATE
                                                  --------  --------  -------
ASSETS
Federal funds sold and interest bearing deposits  $ 10,342  $    477    4.61%
Investment securities                               12,092       616    5.09%
Loans                                               90,904     7,189    7.91%
                                                  --------  --------

   Total interest earning assets                   113,338     8,282    7.31%
                                                            --------
All other assets                                     3,572
                                                  --------
Total assets                                      $116,910
                                                  ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing deposits                         $ 90,989  $  4,876    5.36%
Repurchase agreements                                1,025        25    2.43%
                                                  --------  --------

  Total interest bearing liabilities                92,014     4,901    5.32%
                                                            --------

Noninterest bearing deposits                         7,509
Other liabilities                                      452
Shareholders' equity                                16,935
                                                  --------
Total liabilities and shareholders' equity        $116,910
                                                  ========

Net interest spread                                                     1.99%
Net interest margin on average earning assets                           2.98%

Net interest income/margin                                  $  3,381
                                                            ========


                                       24

                                                             2000
                                                  ---------------------------
                                                  AVERAGE   INCOME/   YIELD/
                                                  BALANCE   EXPENSE    RATE
                                                  --------  --------  -------

ASSETS
Federal funds sold and interest bearing deposits  $ 14,847  $    260    3.99%
Investment securities                                2,802        29    6.30%
Loans                                                8,831       178   11.49%
                                                  --------

Total interest earning assets                       26,479       467   10.21%
                                                            --------
All other assets                                     1,652
                                                  --------
Total assets                                      $ 28,131
                                                  ========


LIABILITIES AND SHAREHOLDERS'
EQUITY
Interest bearing deposits                         $  5,098        47    5.31%
Other borrowings                                       941        29    6.31%
                                                  --------  --------

Total interest bearing liabilities                   6,039        76    5.47%

Noninterest bearing deposits                         3,302
Other liabilities                                      376
Shareholders' equity                                18,415
                                                  --------
Total liabilities and shareholders' equity        $ 28,131
                                                  ========

Net interest spread                                                     4.74%

Net interest income                                         $    391
                                                            ========
Net interest margin on average earning assets                           5.98%


OTHER INCOME AND OTHER EXPENSES

Three Months Ended March 31, 2002 Compared to Three Months Ended March 31, 2001

     Noninterest Income. Noninterest income consists predominately of service charges on deposit accounts, secondary market mortgage origination fees, trust department fees and other miscellaneous revenues and fees. Because fees from the origination of mortgage loans, as well as various other components of noninterest income, often reflect market conditions, our noninterest income may tend to have more fluctuations on a quarter to quarter basis than does net interest income, since net interest income is the result of interest income from the growth of earning assets offset by interest expense from interest-bearing liabilities.

     For the three months ended March 31, 2002, our noninterest income was $245,000, which was an increase of $180,000, or 277%, when compared to the three months ended March 31, 2001. Noninterest income comprised 21% of our total revenues (net interest income plus noninterest income) for the first three months of 2002. It is our goal to have the percentage of noninterest income to total revenues remain at this level or higher over time such that we develop and maintain more diversified fee-generating revenue streams.

     Noninterest expense. Noninterest expense consists of salaries and employee benefits, equipment and occupancy expenses, and other operating expenses. For the three months ended March 31, 2002, we incurred approximately $1.1 million in noninterest expenses compared to $602,000 for the three months ended March 31, 2001. Our primary component of noninterest expense is salaries and employee benefits.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

     Noninterest income. For the years ended December 31, 2001 and 2000, other income totaled $673,152 and $3,425, respectively. The primary component of other income in 2001 is mortgage fee income totaling $348,280, which represented an increase of $345,000 when compared to 2000. The primary reason for the increase was our mortgage origination operations, as mortgage activity was strong during 2001 spurred by declines in interest rates.

     Noninterest expense. Other expenses totaled $3.5 million and $1.2 million for the years ended December 31, 2001 and 2000, respectively. The primary component of other expense was salary and employee benefits expense, which totaled $1.8 million and $608,666 for the same respective periods. The increase in salary and employee benefit expense is attributable to the additional personnel hired to accommodate the growth in assets, expansion into Marinette and the trust initiative, as well as the fact that Nicolet National was operational for the entire year in 2001. Additionally, occupancy expense increased in 2001 by $379,321 when compared to 2000, which was due to our expansion into Marinette and the fact that Nicolet National was operational for the entire year in 2001. Other operating expense totaled $1.2 million for the year ended December 31, 2001 as compared to $515,224 for the year ended December 31, 2000, which is in line with our growth in assets, a full year of operations in 2001 and the development of the Marinette office and trust initiative.

     The investment in the Marinette location and the expansion into the trust product line, while a significant strategic decision, also had an adverse earnings impact. The startup and initial operating costs of this location resulted in a net loss (before tax) of $575,000 in 2001. This investment, however, has allowed us to diversify our income sources and to expand geographically.

     Growth does not come without increased expenses. The single largest expense item impacted by our growth has been the allocation of earnings to the provision for future loan losses. We recognized expenses of $1.2 million in 2001 to maintain adequate coverage given the size of our loan portfolio.

     Due to the achievement of selected financial goals, we were able to recognize the value of our tax loss carryforward in 2001. What this value represents is the expectation by management that we have achieved an operating level that will allow us to fully utilize all of the losses associated with forming and organizing Nicolet National.

     For the year ended December 31, 2001, we recognized the tax benefit associated with the differences between the book and tax basis of certain of our assets and liabilities. The recognition of this deferred tax asset created an income tax benefit for 2001 of $670,467. We began recording tax expense in 2002 based on the recognition of this asset and related benefit. See "-Critical Accounting Policies-Deferred Income Tax Assets."

CHANGES IN FINANCIAL CONDITION


     Total assets at March 31, 2002 were $181.8 million, representing a $10.2 million, or 6.0%, increase from December 31, 2001. Deposits increased $6.6 million, or 4.0%, from December 31, 2001. Brokered CD's totaled $92.3 million, or 59% of total deposits, as of March 31, 2002. We also invested $4 million in bank-owned life insurance during the first quarter of 2002. Although the purpose of this insurance is to provide the bank with insurance in the event of the death of a key member of the management team, we anticipate that we will realize annual income of approximately $250,000 from investment returns on these policies. Should the need arise, Nicolet National could cash in the policies for liquidity purposes. Net loans increased $21.0 million, or 17.0%, from December 31, 2001. The allowance for loan losses at March 31, 2002 totaled $1.8 million, representing 1.24% of total loans compared to the December 31, 2001 total of $1.6 million, which represented 1.25% of total loans. Cash and cash equivalents decreased $12.9 million from December 31, 2001 as the bank continued its efforts at growing the balance sheet and investing its capital and deposits in interest-earning assets.


LOAN PORTFOLIO

     Because loans typically provide higher interest yields than do other types of earning assets, our intent is to channel a substantial percentage of earning assets into loans. We separate loans into two categories: portfolio loans and loans held for sale. Portfolio loans are permanent loans booked, serviced, and held to maturity. Loans held for sale are originated and presold to institutional investors. Loans held for sale typically remain on our books for two to three weeks. Total net portfolio loans outstanding at March 31, 2002, December 31, 2001 and 2000 were $143.7 million, $122.7 million and $25.2 million, respectively.

     Major classifications of portfolio loans (in thousands) as of December 31, 2001 and December 31, 2000 are summarized as follows:

                           March 31, 2002         December 31, 2001     December 31, 2000
                        ----------------------  ---------------------  --------------------
                         Amount    % of total    Amount   % of total   Amount   % of total
                        --------  ------------  --------  -----------  -------  -----------
Commercial, financial
  and agricultural      $ 85,545        58.82%  $ 71,753       57.74%  $20,114       78.63%
Commercial real estate    39,266        26.99%    35,279       28.39%    3,561       13.92%
Real estate               17,067        11.73%    13,205       10.63%    1,411        5.51%
Consumer                   3,587         2.46%     4,023        3.24%      496        1.94%
                        --------  ------------  --------  -----------  -------  -----------
Total loans              145,465       100.00%   124,260      100.00%   25,582      100.00%
                                  ============            ===========           ===========
Less:  Allowance for
  loan losses              1,813                   1,600                   400
                        --------                --------               -------
Total net loans         $143,652                $122,660               $25,182
                        ========                ========               =======

     The major component of our loan portfolio was commercial loans, which represented 58.82%, 57.74% and 78.63% of the loan portfolio as of March 31, 2002, December 31, 2001 and December 31, 2000, respectively. Due to the short time frame the portfolio has existed, the current loan mix may not be indicative of the ongoing make-up of the portfolio. In order to reduce collateral risk, we will attempt to maintain a relatively diversified portfolio.


     The following table identifies the maturities of commercial, financial and agricultural loans as of December 31, 2001 and addresses the sensitivity of these loans to changes in interest rates.

                                         Within one   After one year  After five  Total
Commercial, financial and agricultural  year or less   through five     years     Loans
                                        ------------  --------------  ----------  ------
Total fixed rate loans                         7,556          21,108         701  29,365

Total floating rate loans                     32,925           9,071         392  42,388

Total loans                                   40,481          30,179       1,093  71,753

     It is our policy to classify loans as non-accrual generally when they are past due in principal or interest payments for more than 90 days or it is otherwise not reasonable to expect collection of principal and interest under the original terms. Exceptions are allowed for 90-day past-due loans when such loans are well secured and in process of collection. Generally, payments received on non-accrual loans are applied directly to principal. We have adopted the principles of Financial Accounting Standards Board (FASB) SFAS 114 and 118 relating to accounting for impaired loans. A loan is considered impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan will not be collected. Impaired loans are measured based on the present value of expected collateral if the loan is collateral dependent. As of March 31, 2002 and December 31, 2001, we had no non-accrual loans nor loans past due greater than 90 days.

PROVISION AND ALLOWANCE FOR LOAN LOSSES

     We have developed policies and procedures for evaluating the overall quality of our credit portfolio and the timely identification of potential credit problems. Additions to the allowance for loan losses are made to maintain the allowance at an appropriate level based on management's analysis of the potential risk in the loan portfolio. The judgments and estimates associated with our determination of the allowance for loan losses are described under "-Critical Accounting Policies" above.

     As of March 31, 2002, the allowance for loan losses was $1.8 million, or 1.24% of outstanding portfolio loans, as compared to $1.6 million, or 1.29% of outstanding portfolio loans at December 31, 2001, and $400,000, or 1.56% of outstanding portfolio loans as of December 31, 2000. Management attempts to maintain an allowance that is deemed adequate based on the evaluation of specific credits along with the overall condition of the portfolio.

     We provided $213,250, $1.2 million and $400,000 for the three months ended March 31, 2002 and for the years ended December 31, 2001 and 2000, respectively, to the allowance for loan losses for potential problem loans. Through March 31, 2002, we experienced no charge-offs.

     The following presents an analysis of the allowance for loan losses, including charge-off activity.

                                             MARCH 31, 2002    DECEMBER 31, 2002    DECEMBER 31, 2002
                                            ----------------  -------------------  -------------------
Balance at Beginning of Period              $     1,600,000   $          400,000   $                0
Charge-offs:
  Commercial, financial and agricultural                  0                    0                    0
  Commercial real estate                                  0                    0                    0
  Real estate                                             0                    0                    0
  Consumer                                                0                    0                    0
                                            ----------------  -------------------  -------------------
                                                          0                    0                    0
                                            ----------------  -------------------  -------------------

Recoveries:
  Commercial, financial and agricultural                  0                    0                    0
  Commercial real estate                                  0                    0                    0
  Real estate                                             0                    0                    0
  Consumer                                                0                    0                    0

Net Charge-offs                                           0                    0                    0
                                            ----------------  -------------------  -------------------
                                                          0                    0                    0
                                            ----------------  -------------------  -------------------

Provision charged to operations                     213,250            1,200,000              400,000
                                            ----------------  -------------------  -------------------

Balance at end of period                    $     1,813,250   $        1,600,000   $          400,000
                                            ================  ===================  ===================

Ratio of net charge-offs during the period
  to average loans outstanding during the
  period                                                0.0%                 0.0%                 0.0%

     We use an internal loan review function to place loans into various loan grading categories, which assists in developing lists of potential problem loans. These loans are constantly monitored by the loan review function to ensure early identification of any deterioration. Our current practice is to have the reserve level reviewed by the board on a quarterly basis in compliance with regulatory requirements. In addition, any adversely rated loans will receive allocations consistent with recommended regulatory percentages. As the loan portfolio matures, a more comprehensive methodology, which considers risk by loan types, will be employed.

LOANS AVAILABLE FOR SALE

     In order to minimize our exposure on available for sale loans, we pre-sell all of our available for sale mortgage loans to investors prior to funding. At March 31, 2002 and December 31, 2001, we had total loans available for sale of $378,000 and $2.2 million, respectively. There were no loans available for sale as of December 31, 2000. All loans classified as available for sale are recorded at the lower of cost or market.

INVESTMENT PORTFOLIO

     The investment securities portfolio outstanding as of March 31, 2002, December 31, 2001 and 2000 was $22.3 million, $8.0 million and $6.0 million, respectively. The increase in the investment portfolio was due to the overall growth of our balance sheet and related liquidity needs. We believe the investment portfolio provides a balance to interest rate and credit risk in other categories of the balance sheet while providing a vehicle for the investment of available funds.


     The amortized cost and estimated fair value of investment securities available for sale at March 31, 2002, December 31, 2001 and December 31, 2000, by contractual maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

                                                               Estimated
March 31, 2002                               Amortized Cost   Fair Value   Yield to Maturity
-------------------------------------------  ---------------  -----------  ------------------
U.S. Treasuries, Government
  Agencies, and Trust Preferred Securities:
    One year or less                         $         3,849  $     3,845               2.10%
    1 to 5 years                                      10,459       10,346               3.35%
    5 to 10 years                                      1,493        1,517               6.48%

Mortgage Backed Securities                             6,647        6,605               5.44%
                                             ---------------  -----------

      Total                                  $        22,448  $    22,313               3.96%
                                             ===============  ===========


                                       30

                                                              Estimated
December 31, 2001                            Amortized Cost   Fair Value   Yield to Maturity
-------------------------------------------  ---------------  -----------  ------------------

U.S. Treasuries, Government
  Agencies, and Trust Preferred Securities:
    One year or less                         $         3,881  $     3,880               2.29%
    1 to 5 years                                      10,483       10,408               3.33%
    5 to 10 years                                      1,493        1,528               6.73%

Mortgage Backed Securities                             7,208        7,168               5.54%
                                             ---------------  -----------

      Total                                  $        23,065  $    22,984               4.02%
                                             ===============  ===========


                                                              Estimated
December 31, 2000                            Amortized Cost   Fair Value   Yield to Maturity
-------------------------------------------  ---------------  -----------  ------------------

Government Agencies:
    One year or less                         $           998  $     1,001               6.62%
    1 to 5 years                                       1,000        1,000               7.00%
    5 to 10 years                                      3,951        3,968               6.85%
                                             ---------------  -----------

      Total                                  $         5,949  $     5,968               6.84%
                                             ===============  ===========


     As of March 31, 2002 and December 31, 2001 and 2000, we had short-term investments in federal funds sold of $1.2 million, $12.4 million and $10.3 million, respectively, and commercial paper of $0, $2.5 million, and $0, respectively. The federal funds are sold on an overnight basis to other banks.

DEPOSITS

     Core deposits, which exclude time deposits of $100,000 or more and brokered deposits, provide a relatively stable funding source for our loan portfolio and other earning assets. Our core deposits were $41.4 million as of March 31, 2002, $32.5 million as of December 31, 2001 and $11.0 million as of December 31, 2000.

     The maturity distribution of our time deposits of $100,000 or more as of March 31, 2002, December 31, 2001 and December 31, 2000 is as follows (in thousands):


                                     March 31, 2002   December 31, 2001   December 31, 2000
                                     ---------------  ------------------  ------------------
     Three months or less            $        20,362  $           13,580  $                0
     Over three through six months             7,240              11,759                   0
     Over six through twelve months           18,097               8,564              16,164
     Over twelve months                       69,476              83,677                   0
                                     ---------------  ------------------  ------------------
         Total                       $       115,175  $          117,580  $           16,164
                                     ===============  ==================  ==================

     The average balance of our deposits as of March 31, 2002, December 31, 2001 and December 31, 2000 are as follows (in thousands):

                                   March 31, 2002   December 31, 2001   December 31, 2000
                                  ----------------  ------------------  -----------------
                                  Amount    Rate     Amount     Rate     Amount    Rate
                                  -------  -------  --------  --------  --------  -------
     Non-Interest Bearing Demand   10,962              7,509                 336
     Interest Bearing Demand        6,959    1.66%     4,130     3.14%       280    4.26%
     Savings & MMA                 11,056    1.75%    10,132     3.96%       413    5.81%
     Time Deposits                123,739    4.78%    76,728     5.66%       163    5.60%

     Repurchase Agreements          7,765    1.53%       926     2.47%         3    5.23%

LIQUIDITY

     We must maintain, on a daily basis, sufficient funds to cover the withdrawals from depositors' accounts and to supply new borrowers with funds.
To meet these obligations, we keep cash on hand, maintain account balances with correspondent banks, and purchase and sell federal funds and other short-term investments. Asset and liability maturities are monitored in an attempt to match these maturities to meet liquidity needs. It is our policy to monitor our liquidity to meet regulatory requirements and local funding requirements. We believe our current level of liquidity is adequate to meet our needs.

     Our primary source of liquidity is a stable base of deposits. We raise deposits by providing deposit services in our market and through our network of deposit brokers, scheduled repayments on loans, and interest and maturities of our investments. All of our securities have been classified as available-for-sale. If necessary, we have the ability to sell a portion of our investment securities to manage our interest sensitivity gap or liquidity. We may also utilize cash and due from banks and federal funds sold to meet liquidity needs.

     At March 31, 2002, we had arrangements with various commercial banks for short term unsecured advances up to $18.5 million. As of March 31, 2002, we had no outstanding balances under these arrangements.

     Our cash flows are composed of three classifications: cash flows from operating activities, cash flows from investing activities, and cash flows from financing activities. Cash and cash equivalents decreased by $12.9 million to $5.6 million during the three months ended March 31, 2002, increased by $6.6 million to $18.5 million during the year ended December 31, 2001, and increased by $11.9 million to $11.9 million during the year ended December 31, 2000. The increases in 2001 and 2000 were primarily attributable to the overall growth of our balance sheet and our need to maintain a necessary level of liquidity related to this growth. The decrease for the period ended March 31, 2002 was attributable to management's efforts to grow interest earning assets. Cash provided (used) by operations totaled $1.9 million, $(2.3 million) and $(758,271), respectively, for the three months ended March 31, 2002 and the years ended December 31, 2001 and 2000. Net cash provided by financing activities for the three months ended March 31, 2002 and the years ended December 31, 2001 and 2000 totaled $10.2 million, $126.5 million and $45.7 million, respectively, which was primarily made up of $6.6 million, $122.9 million and $27.2 million, respectively, of increased deposits. Outflows from investing activities from the three months ended March 31, 2002 and the years ended December 31, 2001 and 2000 totaled $37.7 million, $117.7 million and $33.0 million, respectively, most of which was net loan increases of $21.2 million, $98.7 million and $25.6 million, respectively, and purchases of investment securities available-for-sale of $0, $28.6 million and $5.9 million, respectively.

INTEREST RATE SENSITIVITY

     Asset/liability management is the process by which we monitor and control the mix and maturities of our assets and liabilities. The essential purposes of asset/liability management are to ensure adequate liquidity and to maintain an appropriate balance between interest sensitive assets and interest sensitive liabilities to minimize potentially adverse impacts on earnings from changes in market interest rates.

     The principal monitoring technique that we employ is the measurement of our interest sensitivity "gap," which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time. Interest rate sensitivity can be managed by repricing assets or liabilities, selling securities available-for-sale, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities repricing in this same time interval helps to minimize interest rate risk and manage net interest income in changing interest rate environments. Our net interest income generally would benefit from rising interest rates when we have an asset-sensitive gap position. Conversely, our net interest income generally would benefit from decreasing interest rates of interest when we have a liability-sensitive gap position.

     We continually evaluate the asset mix of our balance sheet in terms of several variables: yield, credit quality, appropriate funding sources and liquidity. To effectively manage the liability mix of the balance sheet, we focus on expanding the various funding sources. The interest rate sensitivity position as of March 31, 2002 is presented in the following table (in thousands). The difference between rate sensitive assets and rate sensitive liabilities, or the interest rate sensitivity gap, is shown at the bottom of the table. Since all interest rates and yields do not adjust at the same velocity, the gap is only a general indicator of rate sensitivity. The table may not be indicative of our rate sensitivity position at other points in time.

                                          One year      After one but      After five
                                          or less     within five years      years       Total
                                         ----------  -------------------  ------------  --------
Rate sensitive assets:
  Investment portfolio                   $   6,278   $           10,346   $     6,498   $ 23,122
  Short term investments                     1,183                                         1,183
  Loans                                    105,976               39,189           336    145,501
                                         ----------  -------------------  ------------  --------
Total rate sensitive assets              $ 113,437   $           49,535   $     6,834   $169,806
                                         ----------  -------------------  ------------  --------

Rate sensitive liabilities:
  Interest bearing deposits              $  71,435   $           71,542   $     2,983   $145,960
  Repurchase agreements                      7,392                    0             0      7,392
                                         ----------  -------------------  ------------  --------
Total rate sensitive liabilities         $  78,827   $           71,542   $     2,983   $153,352
                                         ----------  -------------------  ------------  --------


                                       34

                                          One year      After one but      After five
                                          or less     within five years      years       Total
                                         ----------  -------------------  ------------  --------

Interest sensitive gap                   $  34,610   $          (22,007)  $     3,851   $ 16,454
                                         ==========  ===================  ============  ========

Cumulative interest sensitivity gap      $  34,610   $           12,603   $    16,454
                                         ==========  ===================  ============

Ratio of cumulative interest
sensitivity gap to total earning assets       20.4%                 7.4%          9.7%
                                         ==========  ===================  ============

     As indicated in the table above, during the first year approximately 51.4% of the interest bearing liabilities will reprice within one year while 66.8% of the interest earning assets will reprice within the same period. The table also highlights that Nicolet is asset sensitive in the first 12 months (as indicated by a positive gap) and cumulatively asset sensitive for the remainder of the periods (as indicated by a positive gap). We rely on money market deposits as a stable core funding source. We view the rates paid on such accounts as significantly less expensive over time than market-based rates such as those paid on non-core deposits.

     Our gap analysis is not a precise indicator of our interest sensitivity position. The analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. Varying interest rate environments can create unexpected changes in the prepayment of assets and liabilities that are not reflected in the interest rate sensitivity analysis. These prepayments may have a significant impact on our net interest margin.

CAPITAL ADEQUACY

     We are subject to various regulatory capital requirements administered by the federal banking agencies. As of March 31, 2002, we maintained capital ratios in the "well capitalized" classification.

     The following tables present our regulatory capital position at March 31, 2002:

   Risk-Based Capital Ratios
   -------------------------
      Tier 1 Tangible Capital, actual              10.95%
      Tier 1 Tangible Capital minimum requirement   4.00%
                                                   ------
      Excess                                        6.95%
                                                   ======

      Total Capital, actual                        12.10%
      Total Capital minimum requirement             8.00%
                                                   ------
      Excess                                        4.10%
                                                   ======

   Leverage Ratio
   --------------
      Tier 1 Tangible Capital to Adjusted Total
        Assets, actual                              9.72%
      Minimum leverage requirement                  4.00%
                                                   ------
      Excess                                        5.72%
                                                   ======

IMPACT OF INFLATION AND CHANGING PRICES

     The effect of relative purchasing power over time due to inflation has not been taken into effect in our financial statements. Rather, the statements have been prepared on an historical cost basis in accordance with generally accepted accounting principles in the United States of America.

     Because most of the assets and liabilities of a financial institution are monetary in nature, the effect of changes in interest rates will have a more significant impact on our performance than will the effect of changing prices and inflation in general. Interest rates may generally increase as the rate of inflation increases, although not necessarily in the same magnitude.

                                    BUSINESS

BACKGROUND

     Nicolet Bankshares was incorporated as Green Bay Financial Corporation, a Wisconsin corporation, on April 5, 2000 to serve as the holding company for and the sole shareholder of Nicolet National. It amended and restated its articles of incorporation and changed its name to Nicolet Bankshares, Inc. on March 14, 2002. Nicolet Bankshares is a registered bank holding company under the Federal Bank Holding Company Act of 1956, as amended, and under the bank holding company laws of the State of Wisconsin. It conducts operations through its wholly-owned subsidiary, Nicolet National, which was organized in 2000 as a national bank under the laws of the United States and opened for business on November 1, 2000.

     Nicolet National is a full-service commercial bank. It offers commercial and personal checking accounts, interest-bearing checking accounts, savings accounts, money market accounts, various types of certificates of deposit and individual retirement accounts. It also offers commercial, construction, real estate, home equity and consumer loans and trust and investment management services. Nicolet National also has extensive on-line banking products, including commercial, retail and trust on-line banking, automated bill payment services and telephone banking. In addition, Nicolet National also provides wire transfers, debit cards, direct deposit of payroll and social security checks, official bank checks, credit cards, safe deposit boxes, travelers' checks and U.S. Savings Bonds.

     The executive offices of Nicolet Bankshares and the main office of Nicolet National are located at 110 South Washington Ave., Green Bay, Wisconsin 54301, telephone (920) 430-1400. Nicolet National also has an office located at 2009 Hall Avenue, Marinette, Wisconsin 54143, telephone (715) 732-2600.

MARKET OPPORTUNITY


     Our primary market area is northeastern Wisconsin and the Upper Peninsula of Michigan. Within our market area, we target owner-managed companies with credit needs of up to $10 million, as well as the individual owners of these businesses and other residents of our market area. We believe these customers generally perceive a lack of flexibility and customer service from large financial institutions and a lack of sophistication and lending capacity from local community banks. This presents an opportunity for us to satisfy our customers' desire to "have the best of both worlds" - a community bank with individualized attention and local decision-making power coupled with the lending capacity and broad array of products and services generally characteristic of a larger financial institution.


OUR SOLUTION

     We believe customers in our market area are likely to be disaffected by the perceived shortcomings of many financial institutions in our market area as described above. To overcome these perceptions and to attract business within our target market, we have employed seasoned banking professionals with experience in our market area, strategically designed our selection of products and services to meet our customers' expected needs and focused on increasing our lending capacity. To address customer concerns about the lending capacity of a community bank, we augment our $2.5 million internal lending limit by providing additional lending capacity through sales of loan participations to various correspondent and other commercial banks.

     We believe this emphasis on meeting our customers' needs, combined with local decision-making on all extensions of credit, distinguishes us from our competitors, particularly in the case of large financial institutions. We believe we further distinguish ourselves by providing a range of products and services characteristic of a large financial institution while providing the personalized service and convenience characteristic of a community bank.

STRATEGY

     Our objective is to establish Nicolet National as the leading community bank in its market area. To achieve this objective, our operating strategies are to:

     - target small to medium-sized business customers that require the attention and service a community bank is well-suited to provide;

     - provide a broad array of banking products and services, along with a complement of fee-based services, that offer customers a complete and sophisticated line of financial products;

     - staff offices with local and responsive management teams that emphasize high-quality, personalized customer service;

     - attract additional customers by increasing our lending capacity through capital-raising activities and sales of loan participation interests; and

     - invest in long-term growth through expansion in strategic geographic areas and the development of additional products and services designed to meet our customers' existing and anticipated needs.


     We believe the proceeds of this offering will support our growth plan for a period of approximately 24 months, although unforeseen strategic opportunities could result in the acceleration of this plan.


DEPOSIT SERVICES

     Core deposits include checking accounts, money market accounts, a variety of certificates of deposit, and IRA accounts. To attract deposits, we employ an aggressive marketing plan and feature a broad product line and competitive services. The primary sources of core deposits are the residents, businesses, and local employees of our primary service areas. We have obtained these deposits primarily through direct mail solicitations and advertisements published in the local media. We make deposit services accessible to customers by offering direct deposit, wire transfer, Internet banking, night depository, and banking by mail.

                   Deposit Mix            At March 31, 2002
                   -----------            -----------------

                   Demand                              6.8%
                   Interest Bearing DDA                5.8
                   Savings and MMA                     8.4
                   Time Deposits
                       Under $100,000                  5.5
                       Over $100,000                  73.5
                                         ------------------
                                                    100.00%
                                         ==================

LENDING  SERVICES

     LENDING POLICY. We aggressively seek creditworthy borrowers within our primary service areas. Our primary lending function is to make commercial loans to small and medium-sized businesses and professional concerns. In addition, we make loans on real estate, including construction loans for residential and commercial properties, and primary and secondary mortgage loans for the acquisition or improvement of personal residences. We also make consumer loans to individuals.

     Currently, commercial and commercial real estate loans comprise 85.8% of our loan portfolio, real estate-related loans comprise 11.7% of the portfolio, and consumer loans to individuals comprise 2.5% of the portfolio.

     LOAN APPROVAL AND REVIEW. Our loan approval policies provide for various levels of officer lending authority. When the total amount of loans to a single borrower exceeds that individual officer's lending authority, an officer with a higher lending limit or Nicolet National's Loan Committee determines whether to approve the loan request.

     LENDING LIMITS. Our lending activities are subject to a variety of lending limits imposed by federal law. Differing limits apply based on the type of loan or the nature of the borrower, including the borrower's relationship to the bank. In general, however, we are able to loan any one borrower a maximum amount equal to either:

     -    15% of Nicolet National's capital and surplus; or

     - 25% of its capital and surplus if the excess over 15% is within federal guidelines, which provide an exception to the 15% limit for specified secured debt.

     We have established a $2.5 million internal lending limit in addition to the statutory lending limits described above. This limit will increase or decrease as Nicolet National's capital increases or decreases as a result of its earnings or losses, among other reasons. Nicolet National will continue to sell loan participations to other financial institutions to meet the needs of customers requiring loans above these limits.

     COMMERCIAL LOANS. Loans for commercial purposes in various lines of businesses are one of the primary components of our loan portfolio. The terms of these loans vary by their purpose and by their underlying collateral, if any.

     - EQUIPMENT LOANS. We typically make equipment loans for a term of five years or less at fixed or variable rates, with the loan fully amortized over the term. Equipment loans are generally secured by the financed equipment, and the ratio of the loan principal to the value of the financed equipment or other collateral is generally 80% or less. We believe that these loan-to-value ratios are sufficient to compensate for fluctuations in the market value of the equipment and help minimize losses that could result from poor maintenance or the introduction of updated equipment models into the market.

     - WORKING CAPITAL LOANS. Loans to support working capital typically have terms not exceeding one year and are usually secured by accounts receivable, inventory or personal guarantees of the principals of the business. For loans secured by accounts receivable or inventory, principal is typically repaid as the assets securing the loan are converted into cash, and for loans secured with other types of collateral, principal is typically due at maturity. The quality of the commercial borrower's management and its ability both to properly evaluate changes in the supply and demand characteristics affecting its markets for products and services and to effectively respond to such changes are significant factors in a commercial borrower's creditworthiness.

     REAL ESTATE LOANS. We make commercial real estate loans, construction and development loans, and residential real estate loans in and around Green Bay and Marinette, Wisconsin. These loans include commercial loans where we take a security interest in real estate out of an abundance of caution and not as the principal collateral for the loan, but excludes home equity loans, which are classified as consumer loans. Interest rates may be fixed or adjustable. We generally charge an origination fee. We attempt to reduce the credit risk of our commercial real estate loans by emphasizing loans on owner-occupied office and retail buildings where the ratio of the amount of the loan to the value of the collateral, established by independent appraisals, does not exceed 80%. In addition, we may require personal guarantees from the principal owners of the property supported with a review by our management of the personal financial statements of the principal owners.

     We also originate mortgage loans for sale to institutional investors in the secondary market. We attempt to limit interest rate risk and credit risk on these loans by locking in the interest rate for each loan with the secondary market investor and receiving the investor's underwriting approval before making the loan.

     CONSUMER LOANS. We make a variety of loans to individuals for personal, family and household purposes, including secured and unsecured installment and term loans, automobile loans, home equity loans and lines of credit.

     RISKS ASSOCIATED WITH LENDING ACTIVITIES. The principal economic risk associated with each category of loans that we make is the creditworthiness of the borrower. Borrower creditworthiness is affected by general economic conditions and the strength of the relevant business market segment. General economic factors affecting a borrower's ability to repay include interest, inflation and employment rates, as well as other factors affecting a borrower's customers, suppliers and employees.

     Repayment of commercial loans and loans secured by commercial and multi-family real estate properties often depend on the successful operation of the business or management of the property. As a result, the quality of the commercial borrower's management and its ability both to properly evaluate changes in the supply and demand characteristics affecting its markets for products and services and to respond effectively to these changes are significant factors in a commercial borrower's creditworthiness. Risks associated with commercial real estate loans also include fluctuations in the value of real estate, new job creation trends and tenant vacancy rates. Our practice is to underwrite these loans based on our analysis of the amount of cash flow generated by the business and the resulting ability of the borrower to meet its payment obligations. In addition, we generally seek to obtain a personal guarantee of the loan by the owner(s) of the business and, under various circumstances, we seek additional collateral.

     Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the security property's value upon completion of construction as compared to the estimated costs of construction, including interest and fees. In addition, we assume risks associated with the borrower's ability to complete construction in a timely and workmanlike manner. If the estimate of value proves to be inaccurate, or if construction is not performed timely or in a quality manner, we may be confronted with a project which, when completed, has a value insufficient to assure full repayment or to advance funds beyond the amount originally committed to permit completion of the project.

     Our larger competitors make proportionately more loans to medium to large-sized businesses than we do. Many of the commercial loans that we make are to small to medium-sized businesses that may be less able to withstand competitive, economic and financial pressures than larger borrowers.

     Because consumer loans are often secured by rapidly depreciating assets such as automobiles or other personal property, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. In addition, consumer loan collections depend on the borrower's continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy.

TRUST AND INVESTMENT MANAGEMENT SERVICES

     Our trust department, which is based in our Marinette office, provides fiduciary, estate, trust and investment management services to individuals, business organizations, institutions, nonprofit organizations and foundations and other banking and financial service intermediaries. As of March 31, 2002, trust assets under management totaled $67.5 million.

COMPETITION

     The banking business is highly competitive. We compete with numerous commercial banks, savings and loan associations, credit unions, and money market mutual funds serving northeastern Wisconsin and the Upper Peninsula of Michigan. These competitors offer the same or similar products and many have greater resources than are now available to us.


     We have grown to be one of the larger independent community banks in our market area as of March 31, 2002. When compared to all banks in our market area, we fall in the middle of the range between our large bank and independent community bank competitors in terms of reported deposits, asset size and loan portfolio. Our largest competitors in our primary market area are Associated Bank, Bank One, M&I Bank, and Wells Fargo Bank. Our principal independent community competitors are Bay Bank, Capital Bank, Denmark State Bank, Bay Lake Bank and Stephenson National Bank. All of these banks compete for our target deposit and loan base. We expect that the proceeds of this offering will assist us in strengthening our competitive position.


     Based on our industry experience, we believe that the principal competitive factors in our market area are interest rates, fees, customer service and breadth of product and service offerings. We believe our focus on customer service and local decision-making, coupled with our broad selection of products and services, differentiates us from our competitors. In our experience, the larger financial institutions typically maintain centralized processes for customer relations, which can result in fewer employees and a reduced level of personal service. We also believe the centralized credit approval process that many of these banks use is often perceived as less responsive to customer needs than the personalized, local decision-making offered by community banks. While other community banks in our market area do offer some level of competition, we do not believe they present a significant threat to our growth plans based on our past success and belief in the opportunities presented by the growth prospects in our market area.

EMPLOYEES

     As of March 31, 2002, Nicolet National employed 38 full-time employees and four part-time employees. Various executive officers of Nicolet National also serve as the officers of Nicolet Bankshares, which does not have compensated employees.

PROPERTIES

     Our main office is located at 110 South Washington Street, Green Bay, Wisconsin. We lease approximately 7,500 square feet in an office building that is part of a new development along the Fox River. We also own a branch office in Marinette, Wisconsin, located at 2009 Hall Avenue.

LEGAL PROCEEDINGS

     There are no material pending legal proceedings to which we are a party or to which any of our properties are subject.

                           PRINCIPAL SHAREHOLDERS AND
                          STOCK OWNERSHIP OF MANAGEMENT


     The following table lists the number and percentage ownership of shares of common stock beneficially owned as of March 31, 2002 by each of our directors, each executive officer named in the summary compensation table presented elsewhere in this prospectus, and all directors and executive officers as a group. To our knowledge, no person or entity beneficially owned 5% or more of our outstanding common stock as of March 31, 2002. Information relating to beneficial ownership of our common stock is based upon "beneficial ownership" concepts described in the rules issued under the Securities Exchange Act. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any security as to which that person has the right to acquire beneficial ownership within 60 days after the record date. Unless otherwise indicated, each person is the record owner of, and has sole voting and investment power with respect to his or her shares.

                                         Number    Percentage of
                                           of       Outstanding
             Name                        Shares      Shares(1)
             ----                      ----------  --------------

     Robert B. Atwell                   52,666(2)             2.8
     3225 Delahaut Street
     Green Bay, Wisconsin 54301

     Michael E. Daniels                 48,706(3)             2.6
     2421 Wandering Springs Circle
     Green Bay, Wisconsin 54311

     Wendell E. Ellsworth               52,577(4)             2.8
     2634 Hillside Heights Drive
     Green Bay, Wisconsin 54311

     Deanna Favre                       52,500(4)             2.8
     3071 Gothic Circle
     Green Bay, Wisconsin 54313

     Michael F. Felhofer                52,500(4)             2.8
     232 South 9th Avenue
     Sturgeon Bay, Wisconsin 54235

     James Halron                       52,500(4)             2.8
     1420 Finch Lane
     Green Bay, Wisconsin 54313

                                         Number    Percentage of
                                           of       Outstanding
             Name                        Shares      Shares(1)
             ----                      ----------  --------------

     Philip J. Hendrickson              67,500(4)             3.7
     2538 Bittersweet Avenue
     Green Bay, Wisconsin 54301

     Andrew F. Hetzel, Jr.                50,000              2.7
     32 Nika Court
     Green Bay, Wisconsin 54313

     Terrence J. Lemerond               52,500(4)             2.8
     3539 Lost Dauphin
     De Pere, Wisconsin 54115

     Donald J. Long, Jr.                52,500(4)             2.8
     2050 South Point Road
     Green Bay, Wisconsin 54313

     Wade T. Micoley                    52,500(4)             2.8
     3035 Brookhills Place
     Green Bay, Wisconsin 54313

     Ronald C. Miller                   52,500(4)             2.8
     2369 Lost Dauphin Road
     De Pere, Wisconsin 54115

     Sandra Renard                        50,000              2.7
     931 Cedarview Court
     Green Bay, Wisconsin  54311

     Robert J. Weyers                   52,500(4)             2.8
     3000 Autumn Leaves Circle
     Green Bay, Wisconsin 54313

     All Directors and Executive
     Officers as a Group (16 persons)  751,449(5)            39.1

----------------
1     For purposes of this table, percentages shown treat all shares subject to exercisable warrants and options held by directors and executive officers as if they were issued and outstanding.

2     Includes an exercisable option to purchase 24,166 shares of common stock granted to Mr. Atwell under his employment agreement and 2,500 shares subject to the exercisable portion of a 7,500-share warrant granted to Mr. Atwell as an organizer of Nicolet National.

3     Includes an exercisable option to purchase 19,166 shares of common stock granted to Mr. Daniels under his employment agreement and 2,500 shares subject to the exercisable portion of a 7,500-share warrant granted to Mr. Daniels as an organizer of Nicolet National.

4     Includes 2,500 shares subject to the exercisable portion of a 7,500-share warrant granted to each organizer of Nicolet National.

5     Includes exercisable options to purchase 48,332 shares of common stock and
30,000 shares subject to the exercisable portions of warrants granted to the organizers of Nicolet National.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth for each director:  (1) the person's name,
(2) his or her age as of March 31, 2002, (3) the year he or she first became a director, and (4) his or her positions with us other than as a director, and his or her other business experience for the past five years.

                                                            POSITIONS AND
NAME (AGE)                  DIRECTOR SINCE               BUSINESS EXPERIENCE
--------------------------  --------------               -------------------

Robert B. Atwell (44)             2000      President and chief executive officer of
                                            Nicolet Bankshares and Nicolet National
                                            since 2000; previously employed by
                                            Associated Bank Green Bay from 1987 to
                                            2000 in various capacities, most recently
                                            serving as executive vice president and senior
                                            lending officer.

Michael E. Daniels (37)           2000      Executive vice president and chief lending
                                            officer of Nicolet National since 2000;
                                            previously employed by Associated Bank
                                            from 1995 to 2000 as senior vice president
                                            and metro group manager for business
                                            banking.

Wendell E. Ellsworth (61)         2000      Owner and chief executive officer, Algoma
                                            Hardwoods, Inc., Appalachian Door, LLC and
                                            Algoma Door, Inc., door manufacturers; and
                                            WEE Enterprises, a real estate company.

Deanna L. Favre (33)              2000      Chief executive officer, Favre Forward
                                            Foundation, which supports disadvantaged
                                            and disabled children's causes.

Michael F. Felhofer (44)          2000      Retired; former owner and president of Door
                                            County Candles, a candle manufacturer and
                                            retailer.

James Halron (48)                 2000      Co-owner, Halron Oil Company, Inc., a gas
                                            and oil distributor; co-owner of Halco Barge
                                            Lines, Inc, Halco Terminals, Inc., and Halron
                                            Brothers LLP, and Halron Partnership LLP,
                                            real estate partnerships.


                                       46

                                                            POSITIONS AND
NAME (AGE)                  DIRECTOR SINCE               BUSINESS EXPERIENCE
--------------------------  --------------               -------------------

Philip J. Hendrickson (83)        2000      Retired; former chairman, chief executive
                                            officer and president of KI Krueger,
                                            International, a manufacturer of office,
                                            commercial, institutional and educational
                                            furniture.

Andrew F. Hetzel, Jr. (45)        2001      President of NPS Corp., a manufacturer and
                                            marketer of spill control and protection
                                            packaging products; managing member of
                                            H&L Services LLC, a real estate development
                                            company.

Terrence J. Lemerond (63)         2000      Former owner and founder of Enzymatic
                                            Therapy, a vitamin and health supplement
                                            manufacturer.

Donald J. Long, Jr. (44)          2000      Owner and president, Century Drill & Tool
                                            Co., Inc., an expediter of power tool
                                            accessories.

Wade T. Micoley (41)              2000      Owner, Re/Max 1st Advantage, a real estate
                                            brokerage franchise; and partner,
                                            Whirthington Estates, Inc., a real estate
                                            development company.

Ronald C. Miller (64)             2000      Retired president and chief executive officer,
                                            Four Corporation, an automated welding
                                            equipment and custom fabricating/machining
                                            business.

Sandra Renard (62)                2001      President and co-owner, Renco Machine
                                            Company, Inc., a manufacturer of equipment
                                            for the paper making industry and foundries.

Robert J. Weyers (37)             2000      Co-owner, WB Investors, LLC, a real estate
                                            investment company; Kensington Properties,
                                            LLC, a commercial and retail real estate
                                            developer; and Commercial Horizons, Inc., a
                                            commercial property management company.

                                  COMPENSATION

     The following table presents the total compensation paid or accrued by Nicolet National during the year indicated to its chief executive officer and all other executive officers who earned over $100,000 in combined salary and bonus during 2001.

SUMMARY COMPENSATION TABLE

                                                                   Long Term Compensation
                                   Annual Compensation      ----------------------------------
                                                                     Awards           Payouts
                               ---------------------------  ------------------------  --------
                                                  Other                  Securities
                                                  Annual                 Underlying             All Other
                                                  Compen-   Restricted   Options/     LTIP      Compen-
                                Salary    Bonus   sation    Stock        SARs         Payouts   sation(1)
Name and Position        Year   ($)       ($)     ($)       Awards ($)   (#)          ($)       ($)
-----------------------  ----  --------  -------  --------  -----------  -----------  --------  ----------

Robert B. Atwell         2001   166,500        0        --           --           --        --    2,184(2)
President, Director and  2000   166,500        0        --           --       72,500        --    1,092(2)
Chief Executive Officer


Michael E. Daniels       2001   141,500        0        --           --           --        --    1,411(2)
Executive Vice           2000   110,500        0        --           --       57,500        --      706(2)
President, Director and
Chief Lending Officer

(1)     Information on "perks" and other personal benefits has been omitted because the aggregate value of these items does not meet the minimum amount required for disclosure under applicable regulations.

(2)     Consists of premiums for life insurance.

OPTION GRANTS IN LAST FISCAL YEAR

     No stock options were granted in 2001 to the executive officers named in the summary compensation table.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The following table shows the number of shares underlying stock options held by the executive officers named in the summary compensation table. As of December 31, 2001, the market price of our common stock was $10.00 per share, which was equal to the exercise price of each named executive's unexercised
stock options.   As a result, neither executive owned any "in-the-money"
options, characterized by a positive spread between the exercise price of any such stock options and the year-end price of our common stock, as of December 31, 2001. No stock options were exercised in 2001 by the executive officers named in the summary compensation table.

                                                 Number of Securities       Value of Unexercised In-the
                                                 Underlying Unexercised     Money Options at
                                                 Options at December 31,    December 31, 2001
                                                 2001
                                                 --------------------------  ----------------------------
                    Shares
                    Acquired on   Value
Name                Exercise (#)  Realized ($)   Exercisable  Unexercisable  Exercisable   Unexercisable
------------------  ------------  -------------  -----------  -------------  ------------  --------------
Robert B. Atwell               0  $           0       24,166         48,334  $          0  $            0
Michael E. Daniels             0  $           0       19,166         38,334  $          0  $            0

EMPLOYMENT AGREEMENTS

     ROBERT B. ATWELL. Effective April 7, 2000, Nicolet National entered into a three-year employment agreement with Robert B. Atwell regarding Mr. Atwell's employment as our president and chief executive officer. Under the terms of the agreement, Mr. Atwell receives a salary of $166,500 per year, plus benefits, and annual bonus compensation as determined by the board of directors. Nicolet National also granted Mr. Atwell an incentive stock option to purchase 30,000 shares and a nonqualified stock option to purchase 42,500 shares of our common stock at an exercise price of $10.00 per share. Mr. Atwell's options were issued under our stock option plan and constitute a 25.44% of the shares reserved for issuance under the plan. Mr. Atwell's options generally become exercisable in equal one-third annual increments over a three-year period on the anniversary of the close of our initial public offering. Consequently, options to purchase an aggregate of 24,166 options vested or will vest on September 30, 2001, 2002 and 2003.

     Mr. Atwell's agreement automatically renews for an additional day each day after April 7, 2000, so that it always has a three-year term, unless either of the parties to the agreement gives notice of his or its intent not to renew the agreement. The agreement also provides various other benefits and subjects Mr. Atwell to non-compete restrictions. Additionally, under Mr. Atwell's agreement, we are obligated to pay Mr. Atwell his base salary for the following terminating events:

Terminating Event                                        Payment Obligation
                                                           of Base Salary
---------------------------------------------------  ---------------------------

Mr. Atwell becomes permanently disabled              Maximum of six months

Nicolet National terminates Mr. Atwell's employment
Without cause, as defined                            Maximum of 12 months

Mr. Atwell terminates his employment for cause       Maximum of 12 months

Mr. Atwell terminates his employment within six
Months after a change of control, as defined         One and one-half times base
                                                     salary and bonus

     MICHAEL E. DANIELS. Effective April 7, 2000, Nicolet National entered into a three-year employment agreement with Michael E. Daniels regarding Mr. Daniels' employment as our executive vice president and chief lending officer. Under the terms of the agreement, Mr. Daniels received a pro-rated salary at a rate of $110,500 per year until Nicolet National opened for business, when his salary increased to $141,500 per year. Mr. Daniels also receives benefits and annual bonus compensation as determined by the board of directors. Nicolet National also granted Mr. Daniels an incentive stock option to purchase 30,000 shares and a nonqualified stock option to purchase 27,500 shares of our common stock at an exercise price of $10.00 per share. Mr. Daniels' options were issued under our stock option plan and constituted 20.18% of the shares reserved for issuance under the plan. Mr. Daniels' options generally become exercisable in equal one-third annual increments over a three-year period on the anniversary of the close of our initial public offering. Consequently, options to purchase an aggregate of 19,166 options vested or will vest on September 30, 2001, 2002 and 2003.

     Mr. Daniels' agreement automatically renews for an additional day each day after April 7, 2000, so that it always has a three-year term, unless any of the parties to the agreement gives notice of his or its intent not to renew the agreement. The agreement also provides various other benefits and subjects Mr. Daniels to non-compete restrictions. Additionally, under Mr. Daniels' agreement, we are obligated to pay Mr. Daniels his base salary under the same conditions and terms as described above for Mr. Atwell's employment agreement.

COMPENSATION OF DIRECTORS

     We do not separately compensate our directors for their service as directors. In the future, we may adopt a director compensation policy that conforms to applicable law.

STOCK INCENTIVE PLANS

     GENERAL. We have two stock incentive plans: the Nicolet National Bank 2000 Stock Incentive Plan, which we assumed in our recent reorganization into a holding company structure, and the Nicolet Bankshares, Inc. 2002 Stock Incentive Plan. Each plan provides us with the flexibility to grant incentive stock options and non-qualified stock options to our directors, executive officers, employees and, in the case of the 2000 plan, organizers, for the purpose of giving them a proprietary interest in and encouraging them to remain involved with our company. The plans are essentially identical, except that the 2000 plan authorizes the issuance of up to 285,000 shares of common stock under the plan and the 2002 plan authorizes the issuance of up to 125,000 shares under the plan. The number of shares reserved for issuance under each plan may be adjusted in the event of a stock split, recapitalization or similar event. The following summary describes the other material terms of the plans.

     ADMINISTRATION. Each plan is administered by a committee appointed by the board of directors, with committee members consisting of at least two members of the board of directors. The board plans to consider the disinterested standards contained in both Section 162(m) of the Internal Revenue Code and Rule 16(b)(3) under the Securities Exchange Act when appointing members to the committee. The committee will have the authority to grant awards under the plan, to determine the terms of each award, to interpret the provisions of the plan and to make all other determinations that it may deem necessary or advisable to administer the plan.

     Each plan permits the committee to grant stock options to eligible persons. The committee may grant these options on an individual basis or design a program providing for grants to a group of eligible persons. The committee determines, within the limits of the plan, the number of shares of common stock subject to an option, to whom an option is granted, the exercise price and forfeiture or termination provisions of each option. A holder of a stock option generally may not transfer the option during his or her lifetime.

     OPTION TERMS. Each plan provides for the grant of incentive stock options and non-qualified stock options. The committee will determine whether an option is an incentive stock option or a non-qualified stock option when it grants the option, and the option will be evidenced by an agreement describing the material terms of the option. The maximum number of shares of common stock with respect to which options may be granted during any calendar year to any participant may not exceed 75,000.

     The committee determines the exercise price of an option. The exercise price of an incentive stock option may not be less than the fair market value of the common stock on the date of the grant, or less than 110% of the fair market value if the participant owns more than 10% of the outstanding common stock of Nicolet Bankshares or its subsidiaries. When the incentive stock option is exercised, we will be entitled to place a legend on the certificates representing the shares of common stock purchased upon exercise of the option to identify them as shares of common stock purchased upon the exercise of an incentive stock option. The exercise price of non-qualified stock options may not be less than 100% of the fair market value of the common stock on the date that the option is awarded, based upon any reasonable measure of fair market value. The committee may permit the exercise price to be paid in cash or through a cashless exercise executed through a broker. The committee may authorize bank financing to assist a participant with payment of the exercise price. The committee may make cash awards designed to cover tax obligations of participants that result from the receipt or exercise of a stock option.

     The committee will also determine the term of an option, which may not exceed ten years from the date of grant; however, any incentive stock option granted to a participant who owns more than 10% of the outstanding common stock of Nicolet Bankshares or its subsidiaries will not be exercisable more than five years after the date the option is granted. Subject to any further limitations in the applicable agreement, if a participant's employment is terminated, an option's status as an incentive stock option will expire no later than three months after the date of termination of employment. If, however, termination of employment is due to death or disability, up to one year may be substituted for the three-month period. Incentive stock options are also subject to the further restriction that the aggregate fair market value, determined as of the date of the grant, of common stock as to which any incentive stock option first becomes exercisable in any calendar year is limited to $100,000 per recipient. If incentive stock options covering common stock with a value in excess of $100,000 first become exercisable in any one calendar year, the excess will be non-qualified options.

     TERMINATION OF OPTIONS. The terms of particular options may provide that they terminate, among other reasons: upon the holder's termination of employment or other status with Nicolet Bankshares or any affiliate; upon a specified date; upon the holder's death or disability; or, upon the occurrence of a change in control of Nicolet Bankshares. An agreement may provide that if the holder of an option dies or becomes disabled, the holder's estate or personal representative may exercise the option. The committee may, within the terms of the plan and the applicable agreement, cancel, accelerate, pay or continue an option that would otherwise terminate for the reasons discussed above. In the absence of such terms of the plan, an option may also be cancelled, accelerated, paid or continued as the committee may determine.

     REORGANIZATIONS. In the event of any change in the outstanding shares of common stock by reason of any subdivision or combination of shares, payment of a stock dividend or other increase or decrease in the number of outstanding shares effected without the receipt of consideration, each plan provides for appropriate adjustment, as determined by the committee, in:

     - the number and kind of shares reserved for issuance under the plan and subject to options granted;

     -    the exercise price subject to unexercised options; and

     - the maximum number of shares of common stock for which options may be granted to any one individual in any calendar year.

In the event of specified corporate reorganizations, the committee may, within the terms of the plan and the applicable agreement, assume, substitute, cancel (with or without consideration), accelerate, remove restrictions or otherwise adjust the terms of an option.

AMENDMENT AND TERMINATION OF THE PLAN. The board of directors has the authority to amend or terminate each plan. The board of directors is not required to obtain shareholder approval to amend or terminate the plan, but may condition any amendment or termination of the plan upon shareholder approval if it determines that shareholder approval is necessary or appropriate under tax, securities, or other laws. The board's action may not adversely affect the rights of a holder of a stock option without the holder's consent.

     FEDERAL INCOME TAX CONSEQUENCES. The following discussion outlines generally the federal income tax consequences of participation in each plan.

     - INCENTIVE STOCK OPTIONS. A participant will not recognize income and will not be taxed upon the grant of an incentive stock option nor upon the exercise of all or a portion of the option. Instead, the participant will be taxed when he or she sells the shares of common stock purchased upon exercise of the incentive stock option. The participant will be taxed on the difference between the price he or she paid for the common stock and the amount for which he or she sells the common stock. If the participant does not sell the shares of common stock prior to two years from the date of grant of the incentive stock option and one year from the date the common stock is transferred to him or her, any gain will be a capital gain, and we will not be entitled to a corresponding deduction. If the participant sells the shares of common stock at a gain before that time, the difference between the amount the participant paid for the common stock and the lesser of its fair market value on the date of exercise or the amount for which the stock is sold will be taxed as ordinary income and we will be entitled to a corresponding deduction. If the participant sells the shares of common stock for less than the amount he or she paid for the stock prior to the one- or two-year periods indicated, no amount will be taxed as ordinary income, and the loss will be taxed as a capital loss. Exercise of an incentive stock option may subject a participant to, or increase a participant's liability for, the alternative minimum tax.

     - NON-QUALIFIED OPTIONS. A participant will not recognize income upon the grant of a non-qualified option or at any time before the exercise of the option or a portion of the option. When the participant exercises a non-qualified option or portion of the option, he or she will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the common stock on the date the option is exercised over the price paid for the common stock, and we will then be entitled to a corresponding deduction.

     Depending upon the time period for which shares of common stock are held after exercise of a non-qualified option, the sale or other taxable disposition of shares acquired through the exercise of a non-qualified option generally will result in a short- or long-term capital gain or loss equal to the difference between the amount realized on the disposition and the fair market value of the shares when the non-qualified option was exercised.

RELATED  PARTY  TRANSACTIONS

     Nicolet National has had banking and other business transactions in the ordinary course of business with its directors and executive officers, including members of their families or corporations, partnerships or other organizations in which such directors and executive officers have a controlling interest. These transactions (1) have been on substantially the same terms (including price, or interest rate and collateral) as those prevailing at the time for comparable transactions with unrelated parties, and any banking transactions do not involve more than the normal risk of collectibility or present other unfavorable features to Nicolet National, (2) are on terms no less favorable than could be obtained from an unaffiliated third party, and (3) have been approved by a majority of the directors, including a majority of the disinterested directors.

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

     Nicolet Bankshares is authorized by its articles of incorporation to issue 30,000,000 shares of common stock, par value, $.01 per share. As of the date hereof, Nicolet Bankshares had 1,845,987 shares of common stock issued and outstanding.

     All shares of common stock are entitled to share equally in dividends from funds legally available therefor, when, as and if declared by the board of directors, and upon liquidation or dissolution of the corporation, whether voluntary or involuntary, to share equally in the assets of the corporation available for distribution to shareholders. Each holder of common stock is entitled to one vote for each share on all matters submitted to the shareholders.

     There is no redemption right, sinking fund provision, or right of conversion in existence with respect to the common stock. Nicolet Bankshares' articles of incorporation do not provide for preemptive rights to acquire additional shares of common stock when issued. All of the outstanding shares of common stock are fully paid and non-assessable.

WARRANTS

     In connection with the organization of Nicolet National, the organizers of the bank received a total of 90,000 warrants to purchase common stock at a price of $10.00 per share. These warrants were assumed by Nicolet Bankshares in its acquisition of Nicolet National in the reorganization. The warrants vest in one-third annual increments over a period of three years, beginning on September 30, 2001. As a result, one-third of the outstanding warrants are currently vested. The warrants are exercisable for a ten-year period that expires on September 30, 2010. If Nicolet National's capital falls below the minimum level required by the Office of the Comptroller of the Currency, we may be directed to require the holders to exercise or forfeit their warrants.

ANTI-TAKEOVER PROVISIONS

     The provisions of our articles of incorporation and bylaws summarized in the following paragraphs may be deemed to have anti-takeover effects and may delay, defer, or prevent a tender offer or takeover attempt that a shareholder might consider to be in his or her best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders, and may make removal of management more difficult.

     APPROVAL OF SIGNIFICANT CORPORATE TRANSACTIONS. Nicolet Bankshares' articles of incorporation require the affirmative vote of either (1) a majority of the board of directors and shareholders owning at least two-thirds of the issued and outstanding shares of the corporation or (2) two-thirds of the board of directors and shareholders owning at least a majority of the issued and outstanding shares of the corporation in order to approve a merger or share exchange, or a sale of all or substantially all of the corporation's assets.

     NUMBER OF DIRECTORS. Nicolet Bankshares' bylaws provide that the board of directors shall have not less than two nor more than twenty-five members. The number of directors may be fixed from time to time by the affirmative vote of board of directors. A director is elected for a one-year term or until his or her successor is elected.

     Nicolet Bankshares' articles of incorporation also permit cumulative voting in the election of directors. Accordingly, a shareholder may cast all of his or her total number of votes for a single director nominee, or may distribute his or her votes in any manner among two or more of the director nominees. To be elected, a director nominee must receive more votes than any other nominee for the same seat on our board of directors.

     REMOVAL OF DIRECTORS AND FILLING VACANCIES. Nicolet Bankshares' bylaws provide that a director may be removed by shareholders at a meeting called to remove him or her for cause. A director may not be removed, however, if the number of votes sufficient to elect him or her under cumulative voting is voted against his or her removal.

     AUTHORIZED BUT UNISSUED STOCK. The authorized but unissued shares of common stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock may enable the board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of our corporation by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of our management.

LIMITATION OF LIABILITY

     Nicolet Bankshares' articles of incorporation and bylaws contain no provisions that limit the personal liability of a director to the shareholders for monetary damages for breach of his or her duty as a director. However, the Wisconsin Business Corporation Law limits the personal liability of a director to the shareholders of a Wisconsin corporation for monetary damages for breach of his or her duty as a director, except in the following instances:

     - a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director has a material conflict of interest;

     - a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful;

     - a transaction from which the director derived an improper personal profit; or

     -    willful misconduct.

The limitation on director liability, however, does not apply to any action brought by or on behalf of a governmental entity, receiver, conservator, or depositor of any banking institution, as defined by Wisconsin law, or any subsidiary of a banking institution.

                         SHARES ELIGIBLE FOR FUTURE SALE

     After the close of this offering, we will have up to 2,845,987 shares of common stock outstanding. All of these shares may be immediately resold after the offering in the public market without restriction.


     Up to 1,018,117 of these shares (based on anticipated purchases by our affiliates in this offering) will be subject to volume and other limitations applicable to the resale of shares held by our affiliates. An affiliate is a person who directly or indirectly controls, is controlled by, or is under common control with, Nicolet Bankshares. Affiliates of a company generally include its directors, executive officers and principal shareholders.


     In general, under Rule 144 issued under the Securities Act of 1933, affiliates are entitled to sell within any three-month period a number of shares that does not exceed the greater of one of the following amounts:

     (1)  1% of the outstanding shares of common stock; or

     (2) the average weekly trading volume of the stock during the four calendar weeks preceding his or her sale.

     Sales under Rule 144 are also subject to provisions regarding the manner of sale, notice requirements and the availability of current public information about Nicolet Bankshares.

     Prior to the offering, there has not been a liquid public market for the common stock, and we cannot predict the effect, if any, that the sale of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices and our ability to raise equity capital in the future.

                           SUPERVISION AND REGULATION

     Nicolet Bankshares is a bank holding company under the federal Bank Holding Company Act of 1956. As a result, Nicolet Bankshares is primarily subject to the supervision, examination, and reporting requirements of the Bank Holding Company Act and the regulations of the Federal Reserve.

     ACQUISITIONS OF BANKS. The Bank Holding Company Act requires every bank holding company to obtain the Federal Reserve's prior approval before:

     - acquiring direct or indirect ownership or control of any voting shares of any bank if, after the acquisition, the bank holding company will directly or indirectly own or control more than 5% of the bank's voting shares;

     -    acquiring all or substantially all of the assets of any bank; or

     -    merging or consolidating with any other bank holding company.

     Additionally, the Bank Holding Company Act provides that the Federal Reserve may not approve any of these transactions if it would result in or tend to create a monopoly or substantially lessen competition or otherwise function as a restraint of trade, unless the anticompetitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. The Federal Reserve's consideration of financial resources generally focuses on capital adequacy, which is discussed below.

     Under the Bank Holding Company Act, if adequately capitalized and adequately managed, Nicolet Bankshares or any other bank holding company located in Wisconsin may purchase a bank located outside of Wisconsin. Conversely, an adequately capitalized and adequately managed bank holding company located outside of Wisconsin may purchase a bank located inside Wisconsin. In each case, however, state law may place restrictions on the planned acquisition.

     CHANGE IN BANK CONTROL. Subject to various exceptions, the Bank Holding Company Act and the Change in Bank Control Act, together with related regulations, require Federal Reserve approval prior to any person or company acquiring "control" of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is rebuttably presumed to exist if a person or company acquires 10% or more, but less than 25%, of any class of voting securities and either:

     - the bank holding company has registered securities under Section 12 of the Securities Exchange Act of 1934; or

     - no other person owns a greater percentage of that class of voting securities immediately after the transaction.

     Nicolet Bankshares' common stock is not registered under Section 12 of the Securities Exchange Act of 1934. The regulations provide a procedure for challenge of the rebuttable control presumption.

     PERMITTED ACTIVITIES. If Nicolet Bankshares does not qualify or elect to become a financial holding company, it will generally be prohibited under the Bank Holding Company Act from engaging in or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in any activity other than:

     -    banking or managing or controlling banks; and

     - activities that the Federal Reserve determines to be so closely related to banking as to be a proper incident to the business of banking.

     Activities that the Federal Reserve has found to be so closely related to banking as to be a proper incident to the business of banking include:

     -    factoring accounts receivable;

     - making, acquiring, brokering or servicing loans and usual related activities;

     -    leasing personal or real property;

     - operating a non-bank depository institution, such as a savings association;

     -    trust company functions;

     -    financial and investment advisory activities;

     -    conducting discount securities brokerage activities;

     - underwriting and dealing in government obligations and money market instruments;

     -    providing specified management consulting and counseling activities;

     -    performing selected data processing services and support services;

     - acting as agent or broker in selling credit life insurance and other types of insurance in connection with credit transactions; and

     -    performing selected insurance underwriting activities.

     Despite prior approval, the Federal Reserve may order a bank holding company or its subsidiaries to terminate any of these activities or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that the bank holding company's continued ownership, activity or control constitutes a serious risk to the financial safety, soundness, or stability of it or any of its bank subsidiaries.

     Generally, if Nicolet Bankshares qualifies and elects to become a financial holding company, it may engage in activities that are financial in nature or incidental or complementary to a financial activity. The Bank Holding Company Act expressly lists the following activities as financial in nature:

     -    lending, trust and other banking activities;

     - insuring, guaranteeing, or indemnifying against loss or harm, or providing and issuing annuities, and acting as principal, agent, or broker for these purposes, in any state;

     -    providing financial, investment, or advisory services;

     - issuing or selling instruments representing interests in pools of assets permissible for a bank to hold directly;

     -    underwriting, dealing in or making a market in securities;

     - other activities that the Federal Reserve may determine to be so closely related to banking or managing or controlling banks as to be a proper incident to managing or controlling banks;

     - foreign activities permitted outside of the United States if the Federal Reserve has determined them to be usual in connection with banking operations abroad;

     -    merchant banking through securities or insurance affiliates; and

     -    insurance company portfolio investments.

     To qualify to become a financial holding company, Nicolet National and any other depository institution subsidiary of Nicolet Bankshares must be well capitalized and well managed and must have a Community Reinvestment Act rating of at least "satisfactory". Additionally, Nicolet Bankshares would have to file an election with the Federal Reserve to become a financial holding company and provide the Federal Reserve with 30 days written notice prior to engaging in a permitted financial activity.

     SUPPORT OF SUBSIDIARY INSTITUTIONS. Under Federal Reserve policy, Nicolet Bankshares is expected to act as a source of financial strength for Nicolet National and to commit resources to support Nicolet National. This support may be required at times when, without this Federal Reserve policy, Nicolet Bankshares might not be inclined to provide it. In addition, any capital loans made by Nicolet Bankshares to Nicolet National will be repaid only after its deposits and various other obligations are repaid in full. In the unlikely event of Nicolet Bankshares' bankruptcy, any commitment by it to a federal bank regulatory agency to maintain the capital of Nicolet National will be assumed by the bankruptcy trustee and entitled to a priority of payment.

NICOLET NATIONAL

     Since Nicolet National is chartered as a national bank, it is primarily subject to the supervision, examination and reporting requirements of the National Bank Act and the regulations of the Office of the Comptroller of the Currency. The Office of the Comptroller of the Currency regularly examines Nicolet National's operations and has the authority to approve or disapprove mergers, the establishment of branches and similar corporate actions. The Office of the Comptroller of the Currency also has the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law. Additionally, Nicolet National's deposits are insured by the FDIC to the maximum extent provided by law. Nicolet National is also subject to numerous state and federal statutes and regulations that affect its business, activities and operations.

     BRANCHING. National banks are required by the National Bank Act to adhere to branching laws applicable to state banks in the states in which they are located. Under current Wisconsin law, Nicolet National may open branch offices throughout Wisconsin with the prior approval of the Department of Financial Institutions of the State of Wisconsin. In addition, with prior regulatory approval, Nicolet National may acquire branches of existing banks located in Wisconsin. Nicolet National and any other national or state-chartered bank generally may branch across state lines by merging with banks in other states if allowed by the applicable states' laws. Wisconsin law, with limited exceptions, currently permits branching across state lines through interstate mergers.

     Under the Federal Deposit Insurance Act, states may "opt-in" and allow out-of-state banks to branch into their state by establishing a new start-up branch in the state. Currently, Wisconsin has not opted-in to this provision. Therefore, interstate merger is the only method through which a bank located outside of Wisconsin may branch into Wisconsin. This provides a limited barrier of entry into the Wisconsin banking market, which protects us from an important segment of potential competition. However, because Wisconsin has elected not to opt-in, our ability to establish a new start-up branch in another state may be limited. Many states that have elected to opt-in have done so on a reciprocal basis, meaning that an out-of-state bank may establish a new start-up branch only if their home state has also elected to opt-in. Consequently, until Wisconsin changes its election, the only way we will be able to branch into states that have elected to opt-in on a reciprocal basis will probably be through interstate merger.

     PROMPT CORRECTIVE ACTION. The Federal Deposit Insurance Corporation Improvement Act of 1991 establishes a system of prompt corrective action to resolve the problems of undercapitalized financial institutions. Under this system, the federal banking regulators have established five capital categories (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized) in which all institutions are placed. Federal banking regulators are required to take various mandatory supervisory actions and are authorized to take other discretionary actions with respect to institutions in the three undercapitalized categories. The severity of the action depends upon the capital category in which the institution is placed. Generally, subject to a narrow exception, the banking regulator must appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

     An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. A bank holding company must guarantee that a subsidiary depository institution meets its capital restoration plan, subject to various limitations. The controlling holding company's obligation to fund a capital restoration plan is limited to the lesser of 5% of an undercapitalized subsidiary's assets at the time it became undercapitalized or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches or engaging in any new line of business, except under an accepted capital restoration plan or with FDIC approval. The regulations also establish procedures for downgrading an institution to a lower capital category based on supervisory factors other than capital.

     FDIC INSURANCE ASSESSMENTS. The FDIC has adopted a risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The system assigns an institution to one of three capital categories: (1) well capitalized; (2) adequately capitalized; and (3) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the "undercapitalized" category including institutions that are undercapitalized, significantly undercapitalized, and critically undercapitalized for prompt corrective action purposes. The FDIC also assigns an institution to one of three supervisory subgroups based on a supervisory evaluation that the institution's primary federal regulator provides to the FDIC and information that the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds. Assessments range from 0 to 27 cents per $100 of deposits, depending on the institution's capital group and supervisory subgroup. In addition, the FDIC imposes assessments to help pay off the $780 million in special interest payments on the $8 billion Financing Corporation bonds issued in the late 1980s as part of the government rescue of the thrift industry. This assessment rate is adjusted quarterly and is set at 1.76 cents per $100 of deposits for the second quarter of 2002.

     The FDIC may terminate its insurance of deposits if it finds that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC.

     COMMUNITY REINVESTMENT ACT. The Community Reinvestment Act requires that, in connection with examinations of financial institutions within their respective jurisdictions, the Federal Reserve, the FDIC, or the Office of the Comptroller of the Currency, shall evaluate the record of each financial institution in meeting the credit needs of its local community, including low and moderate-income neighborhoods. These facts are also considered in evaluating mergers, acquisitions, and applications to open a branch or facility. Failure to adequately meet these criteria could impose additional requirements and limitations on Nicolet National. Because our aggregate assets are currently less than $250 million, under the Gramm-Leach-Bliley Act, we are subject to a Community Reinvestment Act examination only once every 60 months if we receive an outstanding rating, once every 48 months if we receive a satisfactory rating and as needed if our rating is less than satisfactory. Additionally, we must publicly disclose the terms of various Community Reinvestment Act-related agreements.

     OTHER REGULATIONS. Interest and other charges collected or contracted for by Nicolet National are subject to state usury laws and federal laws concerning interest rates. Nicolet National's loan operations are also subject to federal laws applicable to credit transactions, such as:

     - the federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

     - the Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

     - the Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

     - the Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

     - the Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and

     - the rules and regulations of the various federal agencies charged with the responsibility of implementing these federal laws.

The deposit operations of Nicolet National are subject to:

     - the Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and

     - the Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve to implement that act, which govern automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services.

CAPITAL ADEQUACY

     Nicolet Bankshares and Nicolet National are required to comply with the capital adequacy standards established by the Federal Reserve, in the case of Nicolet Bankshares, and the Office of the Comptroller of the Currency, in the case of Nicolet National. The Federal Reserve has established a risk-based and a leverage measure of capital adequacy for bank holding companies. Since

Nicolet Bankshares' consolidated total assets are in excess of $150 million, its capital adequacy is measured on a consolidated basis, as opposed to a bank-only basis. Nicolet National is also subject to risk-based and leverage capital requirements adopted by the Office of the Comptroller of the Currency, which are substantially similar to those adopted by the Federal Reserve for bank holding companies.

     The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items, such as letters of credit and unfunded loan commitments, are assigned to broad risk categories, each with appropriate risk weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

     The minimum guideline for the ratio of total capital to risk-weighted assets is 8%. Total capital consists of two components, Tier 1 Capital and Tier 2 Capital. Tier 1 Capital generally consists of common stock, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and a limited amount of qualifying cumulative perpetual preferred stock, less goodwill and other specified intangible assets. Tier 1 Capital must equal at least 4% of risk-weighted assets. Tier 2 Capital generally consists of subordinated debt, other preferred stock, and a limited amount of loan loss reserves. The total amount of Tier 2 Capital is limited to 100% of Tier 1 Capital. At March 31, 2002, Nicolet National's ratio of total capital to risk-weighted assets was 12.10% and its ratio of Tier 1 Capital to risk-weighted assets was 10.95%.

     In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 Capital to average assets, less goodwill and other specified intangible assets, of 3% for bank holding companies that meet specified criteria, including having the highest regulatory rating and implementing the Federal Reserve's risk-based capital measure for market risk. All other bank holding companies generally are required to maintain a leverage ratio of at least 4%. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without reliance on intangible assets. The Federal Reserve considers the leverage ratio and other indicators of capital strength in evaluating proposals for expansion or new activities. If Nicolet Bankshares had owned Nicolet National at December 31, 2001, its Tier 1 Capital leverage ratio would have been 9.72%.

     Failure to meet capital guidelines could subject a bank or bank holding company to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on accepting brokered deposits, and other restrictions on its business. As described above, significant additional restrictions can be imposed on FDIC-insured depository institutions that fail to meet applicable capital requirements.

PAYMENT OF DIVIDENDS

     Nicolet Bankshares is a legal entity separate and distinct from Nicolet National. The principal source of Nicolet Bankshares' cash flow, including cash flow to pay dividends to its shareholders, is dividends that Nicolet National would pay to Nicolet Bankshares as its sole shareholder. Statutory and regulatory limitations apply to Nicolet National's payment of dividends to Nicolet Bankshares, as well as to Nicolet Bankshares' payment of dividends to its shareholders.

     Nicolet National is required by federal law to obtain prior approval of the Office of the Comptroller of the Currency for payments of dividends if the total of all dividends declared by its board of directors in any year will exceed (1) the total of Nicolet National's net profits for that year, plus (2) Nicolet National's retained net profits of the preceding two years, less any required transfers to surplus.

     The payment of dividends by Nicolet Bankshares and Nicolet National may also be affected by other factors, such as the requirement to maintain capital above regulatory guidelines. If, in the opinion of the Office of the Comptroller of the Currency, Nicolet National were engaged in or about to engage in an unsafe or unsound practice, the Office of the Comptroller of the Currency could require, after notice and a hearing, that Nicolet National stop or refrain from engaging in the practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991, a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. Moreover, the federal agencies have issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.

RESTRICTIONS ON TRANSACTIONS WITH AFFILIATES

     Nicolet Bankshares and Nicolet National are subject to the provisions of
Section 23A of the Federal Reserve Act. Section 23A places limits on the amount of:

     -    a bank's loans or extensions of credit to affiliates;

     -    a bank's investment in affiliates;

     - assets a bank may purchase from affiliates, except for real and personal property exempted by the Federal Reserve;

     - loans or extensions of credit to third parties collateralized by the securities or obligations of affiliates; and

     - a bank's guarantee, acceptance or letter of credit issued on behalf of an affiliate.

     The total amount of the above transactions is limited in amount, as to any one affiliate, to 10% of a bank's capital and surplus and, as to all affiliates combined, to 20% of a bank's capital and surplus. In addition to the limitation on the amount of these transactions, each of the above transactions must also meet specified collateral requirements. Nicolet National must also comply with other provisions designed to avoid the taking of low-quality assets.

     Nicolet Bankshares and Nicolet National are subject to the provisions of
Section 23B of the Federal Reserve Act which, among other things, prohibit an institution from engaging in the above transactions with affiliates unless the transactions are on terms substantially the same, or at least as favorable to the institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies.

     Nicolet National is also subject to restrictions on extensions of credit to its executive officers, directors, principal shareholders and their related interests. These extensions of credit (1) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties, and (2) must not involve more than the normal risk of repayment or present other unfavorable features.

PRIVACY

     Financial institutions are required to disclose their policies for collecting and protecting confidential information. Customers generally may prevent financial institutions from sharing nonpublic personal financial information with nonaffiliated third parties except under narrow circumstances, such as the processing of transactions requested by the consumer. Additionally, financial institutions generally may not disclose consumer account numbers to any nonaffiliated third party for use in telemarketing, direct mail marketing or other marketing to consumers.

ANTI-TERRORISM LEGISLATION

     In the wake of the tragic events of September 11th, on October 26, 2001, the President signed the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001. Under the USA PATRIOT Act, financial institutions are subject to prohibitions against specified financial transactions and account relationships as well as enhanced due diligence and "know your customer" standards in their dealings with foreign financial institutions and foreign customers. For example, the enhanced due diligence policies, procedures, and controls generally require financial institutions to take reasonable steps:

     - to conduct enhanced scrutiny of account relationships to guard against money laundering and report any suspicious transaction;

     - to ascertain the identity of the nominal and beneficial owners of, and the source of funds deposited into, each account as needed to guard against money laundering and report any suspicious transactions;

     - to ascertain for any foreign bank, the shares of which are not publicly traded, the identity of the owners of the foreign bank, and the nature and extent of the ownership interest of each such owner; and

     - to ascertain whether any foreign bank provides correspondent accounts to other foreign banks and, if so, the identity of those foreign banks and related due diligence information.

     Under the USA PATRIOT Act, financial institutions have 180 days from enactment (or until April 25, 2002) to establish anti-money laundering programs. The USA PATRIOT Act sets forth minimum standards for these programs, including:

     -    the development of internal policies, procedures, and controls;

     -    the designation of a compliance officer;

     -    an ongoing employee training program; and

     -    an independent audit function to test the programs.

     Pursuant to the mandate of the USA PATRIOT Act, the Secretary of the Treasury issued regulations effective April 24, 2002 applicable to financial institutions (the "Regulations"). Because all federally insured depository institutions are required to have anti-money laundering programs, the Regulations provide that a financial institution which is subject to regulation by a "Federal functional" is in compliance with the Regulations if it complies with the regulations of its primary federal regulator governing the establishment and maintenance of anti-money laundering programs.

     In addition, the USA PATRIOT Act authorizes the Secretary of the Treasury to adopt rules increasing the cooperation and information sharing between financial institutions, regulators, and law enforcement authorities regarding individuals, entities and organizations engaged in, or reasonably suspected based on credible evidence of engaging in, terrorist acts or money laundering activities. Any financial institution complying with these rules will not be deemed to have violated the privacy requirements discussed above.

PROPOSED LEGISLATION AND REGULATORY ACTION

     New regulations and statutes are regularly proposed that contain wide-ranging proposals for altering the structures, regulations and competitive relationships of the nation's financial institutions. We cannot predict whether or in what form any proposed regulation or statute will be adopted or the extent to which our business may be affected by any new regulation or statute.

EFFECT OF GOVERNMENTAL MONETARY POLICES

     Our earnings will be affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The Federal Reserve Bank's monetary policies have had, and are likely to continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to curb inflation or combat a recession. The monetary policies of the Federal Reserve affect the levels of bank loans, investments and deposits through its control over the issuance of United States government securities, its regulation of the discount rate applicable to member banks and its influence over reserve requirements to which member banks are subject. We cannot predict the nature or impact of future changes in monetary and fiscal policies.

                                  LEGAL MATTERS

     Powell, Goldstein, Frazer and Murphy LLP, Atlanta, Georgia, has passed upon the validity of the shares of common stock offered by this prospectus.


                                     EXPERTS

     Porter Keadle Moore, LLP, independent auditors, have audited Nicolet Bankshares, Inc.'s financial statements as of and for the two years ended December 31, 2001 included in this prospectus. These financial statements are included in reliance on Porter Keadle Moore, LLP's report, given on their authority as experts in accounting and auditing.


               WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT US

     We have filed with the Securities and Exchange Commission a Registration Statement under the Securities Act of 1933 with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to Nicolet Bankshares, Nicolet National and the common stock, reference is made to the Registration Statement and the exhibits to it. Copies of the Registration Statement may be obtained at prescribed rates from the Public Reference Section of the Securities and Exchange Commission, Room 1024, 450 Fifth Street, NW, Judiciary Plaza, Washington, DC 20549 or by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a website (http://www.sec.gov) that contains registration statements, reports, proxy and information statements and other information regarding registrants, such as Nicolet Bankshares, that file electronically with the Securities and Exchange Commission.

                              INDEX TO CONSOLIDATED
                              FINANCIAL STATEMENTS

Report of Independent Certified Public Accountants . . . . . . . . . . . .   F-2

Balance Sheets at December 31, 2001 and 2000 . . . . . . . . . . . . . . .   F-3

Statements of Operations for the Year Ended December 31, 2001 and
     the period from April 5, 2000 (inception) to December 31, 2000. . . .   F-4

Statements of Comprehensive Income for the Year Ended December 31, 2001 and
     the period from April 5, 2000 (inception) to December 31, 2000. . . .   F-5

Statements of Changes in Shareholders' Equity for the Year Ended December 31,
  2001 and the period from April 5, 2000 (inception)
  to December 31, 2000 . . . . . . . . . . . . . . . . . . . . . . . . . .   F-6

Statements of Cash Flows for the Year Ended December 31, 2001 and
     the period from April 5, 2000 (inception) to December 31, 2000. . . .   F-7

Notes to Financial Statements. . . . . . . . . . . . . . . . . . . . . . .   F-8

Consolidated Balance Sheets at March 31, 2002 and December 31, 2001
      (Unaudited). . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-20

Consolidated Statements of Operations for the Three Months Ended
      March 31, 2002 and 2001 (Unaudited). . . . . . . . . . . . . . . . .  F-21

Consolidated Statements of Cash Flows for the Three Months Ended
      March 31, 2002 and 2001 (Unaudited). . . . . . . . . . . . . . . . .  F-22

Notes to Consolidated Financial Statements (Unaudited) . . . . . . . . . .  F-23

                               [GRAPHIC OMITTED]
                            Porter Keadle Moore, LLP
                            ------------------------



               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



TO THE BOARD OF DIRECTORS
NICOLET BANKSHARES, INC.

We  have  audited  the  accompanying  consolidated  balance  sheets  of  Nicolet
Bankshares, Inc. and subsidiary as of December 31, 2001 and 2000, and the related statements of operations, comprehensive income, changes in shareholders' equity, and cash flows for the year ended December 31, 2001 and the period from April 5, 2000 (inception) to December 31, 2000. These financial statements are the responsibility of Nicolet's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Nicolet Bankshares, Inc. and subsidiary as of December 31, 2001 and 2000 and the results of their operations and their cash flows for the year ended December 31, 2001 and the period from April 5, 2000 (inception) to December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.


                                       /s/  Porter Keadle Moore, LLP



Atlanta, Georgia
January 31, 2002, except for Note 14
  as to which the date is June 6, 2002

                                NICOLET BANKSHARES, INC.

                                     BALANCE SHEETS

                               DECEMBER 31, 2001 AND 2000

                                         Assets
                                         ------


                                                                    2001          2000
                                                                -------------  -----------
Cash and due from banks, including reserve
  requirement of $256,000 in 2001                               $  3,570,863    1,559,709
Commercial paper                                                   2,500,000            -
Federal funds sold                                                12,431,000   10,320,000
                                                                -------------  -----------

      Cash and cash equivalents                                   18,501,863   11,879,709

Investment securities available for sale                          22,984,390    5,968,490
Other investments                                                    805,000      555,000
Loans held for sale                                                2,207,650            -
Loans, net                                                       122,660,224   25,181,806
Premises and equipment, net                                        2,359,641      902,374
Accrued interest receivable and other assets                       2,093,636      243,906
                                                                -------------  -----------

                                                                $171,612,404   44,731,285
                                                                =============  ===========

                      Liabilities and Shareholders' Equity
                      ------------------------------------
Deposits:
  Demand                                                        $ 10,559,041    3,543,493
  Money market and NOW accounts                                   15,263,269    6,679,171
  Savings                                                          1,124,217       92,043
  Time                                                           123,119,668   16,881,952
                                                                -------------  -----------

      Total deposits                                             150,066,195   27,196,659

Repurchase agreements                                              3,678,779            -
Accrued interest payable and other liabilities                       567,731      245,020
                                                                -------------  -----------

      Total liabilities                                          154,312,705   27,441,679
                                                                -------------  -----------

Commitments

Shareholders' equity:
  Common stock, par value $.01; 30,000,000 shares authorized;
      1,845,987 shares issued and outstanding                         18,460       18,460
  Additional paid-in capital                                      18,441,410   18,441,410
  Accumulated deficit                                             (1,111,989)  (1,182,175)
  Accumulated other comprehensive income (loss)                      (48,182)      11,911
                                                                -------------  -----------

      Total shareholders' equity                                  17,299,699   17,289,606
                                                                -------------  -----------

                                                                $171,612,404   44,731,285
                                                                =============  ===========

See accompanying notes to financial statements.

                                        NICOLET BANKSHARES, INC.

                                        STATEMENTS OF OPERATIONS


                  FOR THE YEAR ENDED DECEMBER 31, 2001 AND THE PERIOD FROM APRIL 5, 2000
                                     (INCEPTION) TO DECEMBER 31, 2000



                                                                              2001           2000
                                                                        ----------------  -----------
Interest income:
  Loans, including loan fees                                            $     7,189,015      177,990
  Investment securities                                                         615,904       29,022
  Commercial paper                                                               62,593            -
  Interest-bearing deposits                                                           -      130,419
  Federal funds sold                                                            414,219      129,364
                                                                        ----------------  -----------

        Total interest income                                                 8,281,731      466,795
                                                                        ----------------  -----------

Interest expense:
  Money market and NOW accounts                                                 521,946       35,544
  Savings and time deposits                                                   4,353,893       11,193
  Other                                                                          25,454       22,501
                                                                        ----------------  -----------

        Total interest expense                                                4,901,293       69,238
                                                                        ----------------  -----------

        Net interest income                                                   3,380,438      397,557

Provision for loan losses                                                     1,200,000      400,000
                                                                        ----------------  -----------

        Net interest income (expense) after provision for loan losses         2,180,438       (2,443)
                                                                        ----------------  -----------

Other income:
  Service charges on deposit accounts                                           119,334          189
  Fees from trust services                                                       81,776            -
  Mortgage fee income                                                           348,280        3,236
  Securities gains                                                              121,895            -
  Other                                                                           1,867            -
                                                                        ----------------  -----------

        Total other income                                                      673,152        3,425
                                                                        ----------------  -----------

Other expenses:
Salaries and employee benefits                                                1,803,851      608,666
Occupancy and equipment                                                         438,588       59,267
Other operating                                                               1,211,432      515,224
                                                                        ----------------  -----------

        Total other expenses                                                  3,453,871    1,183,157
                                                                        ----------------  -----------

        Net loss before income taxes                                           (600,281)  (1,182,175)

Income tax benefit                                                              670,467            -
                                                                        ----------------  -----------

        Net earnings (loss )                                            $        70,186   (1,182,175)
                                                                        ================  ===========

Net earnings (loss) per share                                           $           .04         (.64)
                                                                        ================  ===========

Outstanding shares                                                            1,845,987    1,845,987
                                                                        ================  ===========

See accompanying notes to financial statements.

                               NICOLET BANKSHARES, INC.

                          STATEMENTS OF COMPREHENSIVE INCOME


      FOR THE YEAR ENDED DECEMBER 31, 2001 AND THE PERIOD FROM APRIL 5, 2000
                        (INCEPTION) TO DECEMBER 31, 2000



                                                                 2001        2000
                                                              ----------  -----------

Net earnings (loss)                                           $  70,186   (1,182,175)
                                                              ----------  -----------

Other comprehensive income, net of tax:
  Unrealized (loss) gains on securities available for sale,
    net of tax of $87,691 and $(7,300)                         (133,718)      11,911

  Realized gains on securities available for sale,
    net of tax of $48,270 and $0                                 73,625            -
                                                              ----------  -----------

Total other comprehensive income, net of tax                    (60,093)      11,911
                                                              ----------  -----------

Comprehensive income (loss)                                   $  10,093   (1,170,264)
                                                              ==========  ===========

See accompanying notes to financial statements.

                                         NICOLET BANKSHARES, INC.

                              STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY


                  FOR THE YEAR ENDED DECEMBER 31, 2001 AND THE PERIOD FROM APRIL 5, 2000
                                    (INCEPTION) TO DECEMBER 31, 2000


                                                                                   Accumulated
                                                                                     Other
                                      Common        Additional     Accumulated   Comprehensive
                                       Stock      Paid-In Capital    Deficit     Income (Loss)      Total
                                   -------------  ---------------  ------------  --------------  -----------

Proceeds from stock offering       $  9,229,935         9,229,935            -               -   18,459,870

Effect of corporate
reorganization and change of
par value from $5 per share to
$.01 per share                       (9,211,475)        9,211,475            -               -            -
                                   -------------  ---------------  ------------  --------------  -----------

                                         18,460        18,441,410            -               -   18,459,870

Change in unrealized gain on
  securities available for sale               -                 -            -          11,911       11,911

Net loss                                      -                 -   (1,182,175)              -   (1,182,175)
                                   -------------  ---------------  ------------  --------------  -----------

Balance, December 31, 2000               18,460        18,441,410   (1,182,175)         11,911   17,289,606

Change in unrealized loss on
  securities available for sale               -                 -            -         (60,093)     (60,093)

Net earnings                                  -                 -       70,186               -       70,186
                                   -------------  ---------------  ------------  --------------  -----------

Balance, December 31, 2001         $     18,460        18,441,410   (1,111,989)        (48,182)  17,299,699
                                   =============  ===============  ============  ==============  ===========

See accompanying notes to financial statements.

                                            NICOLET BANKSHARES, INC.

                                            STATEMENTS OF CASH FLOWS


                     FOR THE YEAR ENDED DECEMBER 31, 2001 AND THE PERIOD FROM APRIL 5, 2000
                                        (INCEPTION) TO DECEMBER 31, 2000



                                                                                        2001           2000
                                                                                   --------------  ------------
Cash flows from operating activities:
  Net earnings (loss)                                                              $      70,186    (1,182,175)
  Adjustments to reconcile net earnings (loss) to net cash
    used by operating activities:
      Depreciation, amortization and accretion                                           291,923        30,090
      Provision for loan losses                                                        1,200,000       400,000
      Provision for deferred taxes                                                      (701,191)            -
      Gain on sales of investment securities                                            (121,895)            -
      Change in:
        Accrued interest receivable and other assets                                  (1,179,263)     (243,906)
        Accrued interest payable and other liabilities                                   392,856       237,720
        Mortgage loans held for sale                                                  (2,207,650)            -
                                                                                   --------------  ------------

                Net cash used by operating activities                                 (2,255,034)     (758,271)
                                                                                   --------------  ------------

Cash flows from investing activities:
  Purchases of investment securities available for sale                              (28,608,434)   (5,948,438)
  Proceeds from sales of investment securities available for sale                      7,147,872             -
  Proceeds from calls and maturities of investment securities available for sale       4,468,822             -
  Purchases of other investments                                                        (250,000)     (555,000)
  Net change in loans                                                                (98,678,418)  (25,581,806)
  Purchases of premises and equipment                                                 (1,750,969)     (933,305)
                                                                                   --------------  ------------

                Net cash used by investing activities                               (117,671,127)  (33,018,549)
                                                                                   --------------  ------------

Cash flows from financing activities:
  Net change in deposits                                                             122,869,536    27,196,659
  Net change in repurchase agreements                                                  3,678,779             -
  Proceeds from the sale of common stock                                                       -    18,459,870
                                                                                   --------------  ------------

                Net cash provided by financing activities                            126,548,315    45,656,529
                                                                                   --------------  ------------

Net increase in cash and cash equivalents                                              6,622,154    11,879,709

    Cash and cash equivalents at beginning of period                                  11,879,709             -
                                                                                   --------------  ------------

    Cash and cash equivalents at end of period                                     $  18,501,863    11,879,709
                                                                                   ==============  ============

Supplemental schedule of noncash investing and
  financing activities:
    Change in unrealized gain on investment
      securities available for sale, net of tax                                    $     (60,093)       11,911

Supplemental disclosures of cash flow information:
  Cash paid during the year for interest                                           $   4,617,268        47,573

See accompanying notes to financial statements.

                            NICOLET BANKSHARES, INC.

                          NOTES TO FINANCIAL STATEMENTS

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     Nature of Operations
     ----------------------
     Nicolet Bankshares, Inc. was incorporated on April 5, 2000. Effective June 6, 2002, Nicolet Bankshares received approval to become a one-bank holding company owning 100% of the stock of Nicolet National Bank. Nicolet Bankshares is regulated primarily by the Federal Reserve Bank and undergoes periodic examinations by this agency.

     Nicolet National Bank ("the Bank") was incorporated for the purpose of becoming a community oriented commercial bank with its emphasis on commercial banking. The Bank operates out of its main office in Brown County, Wisconsin in the downtown area of Green Bay, and has a branch facility in Marinette, Wisconsin. The organizers of the Bank filed an application to charter the Bank with the Office of the Comptroller of the Currency and for federal deposit insurance with the Federal Deposit Insurance Corporation on May 31, 2000. The Bank raised $18,459,870 through an offering of its $5 par value common stock at $10 per share, and subsequent to receiving final regulatory approval on October 27, 2000, opened for business on October 31, 2000. Operations through October 31, 2000 related primarily to expenditures by the organizers for incorporating and organizing the Bank.

     Principles  of  Consolidation
     -----------------------------
     The consolidated financial statements include the financial statements of Nicolet Bankshares, Inc. and its wholly owned subsidiary, Nicolet National Bank (collectively called "Nicolet"). All significant intercompany balances and transactions have been eliminated in consolidation.

     Basis  of  Presentation
     -----------------------
     The accounting principles followed by Nicolet, and the methods of applying these principles, conform with accounting principles generally accepted in the United States of America ("GAAP") and with general practices in the banking industry. In preparing the financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ significantly from these estimates. Material estimates common to the banking industry that are particularly susceptible to significant change in the near term include, but are not limited to, the determination of the allowance for loan losses, the valuation of real estate acquired in connection with or in lieu of foreclosure on loans, and valuation allowances associated with the realization of deferred tax assets which are based on future taxable income.

     Certain amounts in the 2000 financial statements have been reclassified to conform to the 2001 presentation. Such reclassifications had no effect on net earnings or total assets.

     Investment  Securities
     ----------------------
     Nicolet  classifies  its  investment securities in one of three categories:
     trading, available for sale, or held to maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held to maturity securities are those securities for which Nicolet has the ability and intent to hold until maturity. All securities not included in trading or held to maturity are classified as available for sale. At December 31, 2001 and 2000, all securities were classified as available for sale.

     Available for sale securities are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, on securities available for sale are excluded from earnings and are reported as a separate component of shareholders' equity until realized.

     A decline in the market value of any available for sale security below cost that is deemed other than temporary is charged to earnings and establishes a new cost basis for the security.

     Premiums and discounts are amortized or accreted over the life of the related securities as adjustments to the yield. Realized gains and losses for securities classified as available for sale are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

                            NICOLET BANKSHARES, INC.

(1)  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES,  CONTINUED
     Other  Investments
     ------------------

     Nicolet, as a member of the Federal Reserve Bank System and the Federal Home Loan Bank System, is required to maintain an investment in the capital stock of these entities. As no ready market exists for these stocks, and they have no quoted market value, these investments are carried at cost.

     Loans  Held  for  Sale
     ----------------------
     Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or market value. The amount by which cost exceeds market value is accounted for as a valuation allowance. Changes, if any, in the valuation allowance are included in the determination of net earnings in the period in which the change occurs. Nicolet has recorded no valuation allowance related to its mortgage loans held for sale as their cost approximates the market value. Gains and losses from the sale of loans are determined using the specific identification method.

     Loans  and  Allowance  for  Loan  Losses
     ----------------------------------------
     Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding.

     A loan is considered impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price, or at the fair value of the collateral of the loan if the loan is collateral dependent. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful.

     The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance represents an amount which, in management's judgment, will be adequate to absorb probable losses on existing loans that may become uncollectible.

     Management's judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower's ability to pay, overall portfolio quality and review of specific problem loans.

     Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review Nicolet's allowance for loan losses. Such agencies may require Nicolet to recognize additions to the allowance based on judgments different than those of management.

     Premises  and  Equipment
     ------------------------
     Premises and equipment are stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized on the straight-line method over the shorter of the estimated useful lives of the improvements or the terms of the related leases. Costs incurred for maintenance and repairs are expensed currently.

     Depreciation expense is computed using the straight-line method over the following estimated useful lives:

          Building                      30  years
          Leasehold  improvements       5  years
          Furniture  and  equipment     1 - 20  years

     Income  Taxes
     -------------
     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                            NICOLET BANKSHARES, INC.

(1)  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES,  CONTINUED
     Income  Taxes,  continued
     -------------------------
     operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the assets and liabilities results in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.

     Trust  Operations
     -----------------
     Property (other than cash deposits) held by the Bank in a fiduciary or agency capacity for customers is not included in the balance sheets since such items are not assets of the Bank.

     Net  Earnings  (Loss)  Per  Share
     ---------------------------------
     Basic earnings per share are based on the weighted average number of common shares outstanding during the period while the effects of potential common shares outstanding during the period are included in diluted earnings per share. The presentation of earnings per share is required on the face of the statement of operations with and without the dilutive effects of potential common stock issuances from instruments such as options, convertible securities and warrants.

     For 2001, net earnings per share equaled diluted earnings per share, as the potential common shares outstanding during the year had no effect on the computation. Potential dilutive options and warrants totaled 359,500 as of December 31, 2001.


     For 2000, the potential effect of outstanding options and warrants would be anti-dilutive, and therefore is not presented. Anti-dilutive options and warrants totaled 299,000 as of December 31, 2000. For 2000, net loss per share is calculated by dividing net loss by the number of common shares sold in the initial public offering, which are considered outstanding the entire period.

     Recent  Accounting  Pronouncements
     ----------------------------------
     Statement of Financial Accounting Standards ("SFAS") No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities - a replacement of SFAS No. 125", was effective for transfers and servicing of financial assets occurring after March 31, 2001 and was effective for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. The implementation of SFAS No. 140 did not have a material impact on Nicolet's financial position, results of operations or liquidity.

     On July 20, 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS No. 141 is effective for business combinations initiated after June 30, 2001 and requires all business combinations completed after its adoption to be accounted for under the purchase method of accounting and establishes specific criteria for the recognition of intangible assets separately from goodwill. SFAS No. 142 will be effective for Nicolet on January 1, 2002 and addresses the accounting for goodwill and intangible assets subsequent to their initial recognition. Upon adoption of SFAS No. 142, goodwill and some intangible assets will no longer be amortized and will be tested for impairment at least annually. Nicolet believes the adoption of SFAS No. 141 and 142 will not have a material impact on its financial position, results of operations or liquidity.

                            NICOLET BANKSHARES, INC.

(2)  INVESTMENT  SECURITIES
     Investment securities available for sale at December 31, 2001 and 2000 are as follows:

                                                    December 31, 2001
                                 -----------------------------------------------------
                                                   Gross          Gross     Estimated
                                  Amortized      Unrealized     Unrealized     Fair
                                    Cost           Gains          Losses      Value
                                 -----------  ----------------  ----------  ----------
     U.S. Treasuries             $11,328,942                 -      42,067  11,286,875
     U.S. Government agencies      4,027,589            36,027      34,028   4,029,588
     Mortgage-backed securities    7,208,163            21,190      61,426   7,167,927
     Trust preferred securities      500,000                 -           -     500,000
                                 -----------  ----------------  ----------  ----------

          Total                  $23,064,694            57,217     137,521  22,984,390
                                 ===========  ================  ==========  ==========

                                                    December 31, 2000
                                 -----------------------------------------------------
                                                   Gross          Gross     Estimated
                                  Amortized      Unrealized     Unrealized     Fair
                                    Cost           Gains          Losses      Value
                                 -----------  ----------------  ----------  ----------

     U.S. Government agencies    $ 5,949,278            19,569         357   5,968,490
                                 ===========  ================  ==========  ==========

     The amortized cost and estimated fair value of investment securities available for sale at December 31, 2001, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

                                                Amortized   Estimated
                                                  Cost      Fair Value
                                               -----------  ----------

       Due in one year or less                 $ 3,880,983   3,880,078
       Due after one year through five years    10,482,959  10,407,769
       Due after five years through ten years    1,492,589   1,528,616
       Mortgage-backed securities                7,208,163   7,167,927
                                               -----------  ----------

         Totals                                $23,064,694  22,984,390
                                               ===========  ==========

     For the year ended December 31, 2001, there was $7,147,872 in sales of investment securities, resulting in gross gains of $122,383 and gross losses of $488. There were no sales of securities available for sale during 2000.

     Securities with a carrying value of approximately $5,983,000 at December 31, 2001 were pledged to secure public deposits and for other purposes as required by law.

(3)  LOANS
     Major classifications of loans at December 31, 2001 and 2000 are summarized as follows:

                                                        2001         2000
                                                    ------------  ----------

            Commercial, financial and agricultural  $ 71,753,165  20,113,861
            Commercial real estate                    35,278,532   3,561,056
            Real estate                               13,205,350   1,411,079
            Consumer                                   4,023,177     495,810
                                                    ------------  ----------
                                                     124,260,224  25,581,806
            Less:   Allowance for loan losses          1,600,000     400,000
                                                    ------------  ----------
                                                    $122,660,224  25,181,806
                                                    ============  ==========

                            NICOLET BANKSHARES, INC.

(3)  LOANS, CONTINUED
     Nicolet grants loans and extensions of credit to individuals and a variety of businesses and corporations located in its general trade area of Northeastern Wisconsin and the Upper Peninsula of Michigan.

     Nicolet provided $1,200,000 and $400,000 for the years ended December 31, 2001 and 2000, respectively, to the allowance for loan losses for potential problem loans.

     In the normal course of business, Nicolet sells loan participations to other financial institutions. Loan participations are typically sold to comply with legal lending limits to one borrower imposed by regulatory authorities. The participations are sold without recourse to Nicolet and Nicolet imposes no transfer or ownership restrictions on the purchaser. At December 31, 2001, Nicolet had $35,459,000 in loan participations sold.

(4)  PREMISES  AND  EQUIPMENT
     Major classifications of premises and equipment as of December 31, 2001 and 2000 are summarized as follows:

                                             2001      2000
                                          ----------  -------

          Land                            $  100,000        -
          Building                           793,794        -
          Leasehold improvements             483,784  454,693
          Furniture and equipment          1,300,402  478,612
                                          ----------  -------
                                           2,677,980  933,305
          Less: Accumulated depreciation     318,339   30,931
                                          ----------  -------
                                          $2,359,641  902,374
                                          ==========  =======

     Depreciation expense amounted to approximately $294,000 and $31,000 in 2001 and 2000, respectively.

     To accommodate Nicolet's growth and desired enhancements in customer service, management has committed to approximately $350,000 in equipment and facilities cost. These costs will be borne primarily in the second quarter of 2002.

(5)  DEPOSITS
     The aggregate amount of time deposit accounts with a minimum denomination of $100,000 was $117,580,000 and $16,164,000 at December 31, 2001 and 2000,
     respectively. For each of these years, approximately $104,384,000 and $15,865,000, respectively, represent brokered deposits.

     At December 31, 2001 the scheduled maturities of time deposits are as follows:

          2002                    $41,981,819
          2003                     34,268,977
          2004                     28,855,872
          2005                     15,030,000
          2006                      2,983,000
                                  -----------

                                  123,119,668
                                 ============

(6)  INCOME TAXES
     The components of income tax benefit for the year ended December 31, 2001 are as follows:

          Currently payable                        $  30,724
          Deferred tax expense                      (258,037)
          Change in valuation allowance             (443,154)
                                                   ----------

                                                   $(670,467)
                                                   ==========

                            NICOLET BANKSHARES, INC.

(6)  INCOME  TAXES,  CONTINUED
     The differences between the income tax benefit and the amount computed by applying the statutory federal income tax rate to the earnings (loss) before income taxes for the years ended December 31, 2001 and 2000 relate primarily to the benefit of net operating loss carryforwards not recognized and changes in the valuation allowance.

     The following summarizes the components of deferred taxes at December 31, 2001 and 2000.

                                                                 2001       2000
                                                               ---------  ---------
          Deferred income tax assets:
           Allowance for loan losses                           $589,385    136,859
            Pre-opening expenses                                126,787    159,862
            Operating loss carryforwards                              -    138,142
            Unrealized loss on securities available for sale     32,121          -
            Alternative minimum tax credits                      13,340          -
            Charitable contributions                                  -     10,714
                                                               ---------  ---------

                Total gross deferred income tax assets          761,633    445,577
                Less valuation allowance                              -   (443,154)
                                                               ---------  ---------

                Net deferred tax asset                          761,633      2,423
                                                               ---------  ---------

          Deferred income tax liabilities:
            Premises and equipment                              (28,321)    (2,423)
            Unrealized gain on securities available for sale          -     (7,300)
                                                               ---------  ---------

                Total gross deferred tax liabilities            (28,321)    (9,723)
                                                               ---------  ---------

          Net deferred tax asset (liability)                   $733,312     (7,300)
                                                               =========  =========

     The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. As of December 31, 2001, based upon the projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not that the benefits of these deductible differences will be realized.

(7)  COMMITMENTS
     Nicolet leases various equipment and real estate under operating lease arrangements. Some of these leases include an option for renewal for a predetermined period, with incremental lease payments based on the higher of the increases in the Consumer Price Index or the agreed-upon rental increase. Future minimum lease payments required for all operating leases having a remaining term in excess of one year at December 31, 2001, are as follows:

               2002                    $ 73,468
               2003                      76,406
               2004                      79,463
               2005                      54,369
                                       --------

                                       $283,706
                                       ========

     Total rental expense for 2001 and 2000 was approximately $92,000 and $26,000, respectively.

                            NICOLET BANKSHARES, INC.

(7)  COMMITMENTS, CONTINUED
     Nicolet is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The contractual amounts of those instruments reflect the extent of involvement Nicolet has in particular classes of financial instruments.

     Nicolet's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. Nicolet uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

     In most cases, Nicolet requires collateral or other security to support financial instruments with credit risk.

                                                             Approximate
                                                           Contract Amount
                                                        ----------------------
                                                           2001        2000
                                                        -----------  ---------

          Financial instruments whose contract amounts
            represent credit risk:
              Commitments to extend credit              $31,083,000  7,738,000
              Standby letters of credit                 $ 2,012,000    223,000

     Commitments to extend credit are agreements to lend to a customer, as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Nicolet evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by Nicolet upon extension of credit is based on management's credit evaluation. Collateral held varies but may include unimproved and improved real estate, certificates of deposit, or personal property.

     Standby letters of credit are conditional commitments issued by Nicolet to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to local businesses. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. All letters of credit were secured at December 31, 2001.

     Nicolet has federal funds accommodations with other financial institutions where Nicolet may borrow funds on a short-term basis at the market rate in effect at the time of borrowing. The total federal funds accommodations as of December 31, 2001 and 2000 is $18,500,000 and $11,000,000.

     Nicolet entered into employment agreements with its President and Executive Vice President, providing for an initial term of three years, with an automatic renewal each day unless notice is given so that they will always have three-year terms. The agreements provide for a base salary, an incentive bonus, and an award of stock options to purchase 72,500 and 57,500 shares of common stock, respectively, at $10 per share, which will be earned equally over three years. These stock options were granted during 2000. The agreements further provide for other perquisites, and subject the President and Executive Vice President to certain non-compete restrictions.

(8)  EMPLOYEE AND DIRECTOR BENEFIT PLANS
     In connection with the Nicolet formation and initial offering, warrants were issued to the organizers. The warrants allow each holder to purchase one additional share of common stock for each share purchased in connection with the initial offering up to a maximum of 7,500 shares. The warrants vest evenly over a three-year period beginning with the date the stock offering was completed and are exercisable for a period of ten years following issuance, but generally no later than three months after ceasing to serve as a director, at the initial offering price of $10 per share. Warrants relating to a total of 90,000 shares were issued.

                            NICOLET BANKSHARES, INC.

(8)  EMPLOYEE AND DIRECTOR BENEFIT PLANS, CONTINUED
     During 2000, Nicolet adopted a Stock Incentive Plan covering up to 285,000 shares of Nicolet's common stock. This Plan is administered by the Administrative Committee of the Board of Directors and provides for the granting of options to purchase shares of the common stock to officers, directors and key employees of Nicolet. The exercise price of each option granted under the Plan will not be less than the fair market value of the shares of common stock subject to the option on the date of grant as determined by the Administrative Committee of the Board of Directors. Options will be exercisable in whole or in part upon such terms as may be determined by the committee. Options will not be exercisable later than ten years after the date of grant. The fair value of each option is estimated on the date of grant using the Minimum Value pricing model with the following weighted average assumptions for 2001 and 2000: dividend yield of 0%; risk free interest rate of 3% and 5% and an expected life of 7 years.

     A summary of activity in the Stock Incentive Plan for the year ended December 31, 2001 and 2000 is presented below:

                                                2001                       2000
                                     --------------------------  --------------------------
                                                    Weighted                   Weighted
                                                Average Option              Average Option
                                      Shares   Price Per Share    Shares   Price Per Share
                                     --------  ----------------  --------  ----------------
     Outstanding, beginning of year  209,000   $          10.00        -                  -
     Granted during the year          69,750              10.00  212,500   $          10.00
     Cancelled during the year        (9,250)             10.00   (3,500)  $          10.00
     Exercised during the year             -                  -        -                  -
                                     --------                    --------

     Outstanding, end of year        269,500   $          10.00  209,000   $          10.00
                                     ========  ================  ========  ================

     Exercisable at year end          68,500   $          10.00        -
                                     ========

     The weighted average grant-date fair value of options granted in 2001 and 2000 was $1.84 and $2.12. Such options have a weighted average remaining contractual life of approximately 9 and 10 years as of December 31, 2001 and 2000.

     Nicolet is encouraged, but not required, to compute the fair value of options at the date of grant and to recognize such costs as compensation expense. Nicolet has chosen not to adopt these cost recognition principles, and therefore no compensation expense has been recognized related to the stock option plans. Had compensation cost been determined based upon the fair value of the options at the grant dates, Nicolet's net earnings (loss) and net earnings (loss) per share would have been modified to the pro forma amounts indicated below for the years ended December 31, 2001 and 2000. For presentation purposes, Nicolet has included all pro forma expense as if the options vested immediately.

                                                         2001       2000
                                                        -------  -----------

          NET EARNINGS (LOSS)
          As reported                                   $70,186  (1,182,175)
          Pro forma                                       3,662  (1,625,138)

          BASIC AND DILUTED EARNINGS (LOSS) PER SHARE
          As reported                                       .04        (.64)
          Pro forma                                           -        (.88)

In January 2001, the Board established a 401(k) plan for which substantially all employees are eligible. Contributions to the plan are made at the discretion of the Executive Committee of the Board of Directors, and for 2001 approximately $77,000 was contributed.

                            NICOLET BANKSHARES, INC.

(9)  RELATED PARTY TRANSACTIONS
     Nicolet conducts transactions with its directors and officers, including companies in which they have a beneficial interest, in the normal course of business. It is Nicolet's policy to comply with federal regulations that require that loan and deposit transactions with directors and executive officers be made on substantially the same terms as those prevailing at the time made for comparable loans and deposits to other persons. As of December 31, 2001 and 2000, deposits from directors, executive officers, and their related interests aggregated approximately $5,210,000 and $2,851,000. These deposits were taken in the normal course of business at market interest rates.

     The following is a summary of activity for related party loans for 2001:

          Balance, December 31, 2000  $  4,833,973
          Advances                       9,749,698
          Repayments                   (11,643,348)
                                      -------------
          Balance, December 31, 2001  $  2,940,323
                                      =============

(10) DIVIDEND RESTRICTIONS
     Dividends paid by the Bank are the primary source of funds for Nicolet Bankshares, Inc. Banking regulations restrict the amount of dividends a bank may pay without obtaining prior approval. In addition to the formal statutes and regulations, regulatory authorities also consider the adequacy of the Bank's total capital in relation to its assets, deposits and other such items. At December 31, 2001, the Bank could not pay dividends without prior regulatory approval.

(11) REGULATORY MATTERS
     Nicolet is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under certain adequacy guidelines and the regulatory framework for prompt corrective action, specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices must be met. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require Nicolet to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier 1 Capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 Capital to average assets (as defined). Management believes, as of December 31, 2001, that Nicolet meets all capital adequacy requirements to which it is subject.

     As of December 31, 2001, the most recent notification from the Federal Deposit Insurance Corporation categorized Nicolet as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized Nicolet must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed Nicolet's category.

                            NICOLET BANKSHARES, INC.

(11) REGULATORY MATTERS, CONTINUED

     The actual capital amounts and ratios are also presented in the table. The amounts reported are the same for Nicolet Bankshares, Inc. and Nicolet National Bank.

                                                                          To Be Well
                                                                      Capitalized Under
                                                     For Capital      Prompt Corrective
                                     Actual       Adequacy Purposes   Action Provisions
                                ---------------  ------------------  ------------------
                                Amount   Ratio    Amount    Ratio     Amount    Ratio
                                -------  ------  --------  --------  --------  --------
                                               (amounts in thousands)
     AS OF DECEMBER 31, 2001:
     Total Capital              $18,948   13.8%    11,018      8.0%    13,773     10.0%
     (to Risk Weighted Assets)
     Tier 1 Capital             $17,348   12.6%     5,509      4.0%     8,264      6.0%
     (to Risk Weighted Assets)
     Tier 1 Capital             $17,348   10.7%     6,483      4.0%     8,104      5.0%
     (to Average Assets)
     AS OF DECEMBER 31, 2000:
     Total Capital              $17,657   57.0%     2,423      8.0%     3,029     10.0%
     (to Risk Weighted Assets)
     Tier 1 Capital             $17,278   58.3%     1,211      4.0%     1,817      6.0%
     (to Risk Weighted Assets)
     Tier 1 Capital
     (to Average Assets)        $17,278   69.6%       993      4.0%     1,242      5.0%

(12) MISCELLANEOUS OPERATING EXPENSES
     Significant components of other operating expenses for the years ended December 31, 2001 and 2000 are as follows:

                                       2001     2000
                                     --------  -------

          Stationery and supplies    $ 78,822   29,622
          Data processing fees        235,764   59,020
          Advertising and marketing   185,174   84,152
          Legal and consulting         64,595  161,431

(13) FAIR VALUE OF FINANCIAL INSTRUMENTS
     Nicolet is required to disclose fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practicable to estimate that value. The assumptions used in the estimation of the fair value of Nicolet's financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of Nicolet, but rather a good faith estimate of the increase or decrease in value of financial instruments held by Nicolet since purchase, origination, or issuance.

     Cash  and  Cash  Equivalents
     ----------------------------
     For cash, due from banks, commercial paper and federal funds sold, the carrying amount is a reasonable estimate of fair value.

     Investment  Securities  Available  for  Sale
     --------------------------------------------
     Fair  values  for  investment securities are based on quoted market prices.

                            NICOLET BANKSHARES, INC.

(13) FAIR VALUE OF FINANCIAL INSTRUMENTS, CONTINUED
     Other  Investments
     ------------------
     The carrying amount of other investments approximates fair value.

     Loans  and  Mortgage  Loans  Held  for  Sale
     --------------------------------------------
     The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value. Mortgage loans held for sale are valued based on the current price at which these loans could be sold into the secondary market.

     Deposits
     --------
     The fair value of demand deposits, interest-bearing demand deposits and savings is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

     Repurchase  Agreements
     ----------------------
     The fair value of repurchase agreements is estimated based upon discounted future cash flows using a discount rate comparable to the current market rate for such borrowings.

     Commitments to Extend Credit and Standby Letters of Credit
     ----------------------------------------------------------

     Because commitments to extend credit and standby letters of credit are made using variable rates, the contract value is a reasonable estimate of fair value.

     Limitations
     -----------
     Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time Nicolet's entire holdings of a particular financial instrument. Because no market exists for a significant portion of Nicolet's financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

     Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include deferred income taxes and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

                            NICOLET BANKSHARES, INC.

(13) FAIR VALUE OF FINANCIAL INSTRUMENTS, CONTINUED
     The carrying amount and estimated fair values of Nicolet's financial instruments at December 31, 2001 are as follows:

                                                            2001
                                                     ---------------------
                                                     Carrying   Estimated
                                                      Amount    Fair Value
                                                     ---------  ----------
                                                        (In thousands)
          Assets:
          Cash and cash equivalents                  $  18,502      18,502
          Investment securities available for sale   $  22,984      22,984
          Other investments                          $     805         805
          Loans                                      $ 122,660     123,154
          Mortgage loans held for sale               $   2,208       2,208

          Liabilities:
          Deposits                                   $ 150,066     151,782
          Repurchase agreements                      $   3,679       3,679

          Unrecognized financial instruments:
          Commitments to extend credit               $  31,083      31,083
          Standby letters of credit                  $   2,012       2,012

(14) CORPORATE REORGANIZATION

     As of June 6, 2002, Nicolet Bankshares, Inc. received regulatory approval and effected a corporate reorganization whereby the shareholders of Nicolet National Bank became shareholders of Nicolet Bankshares, Inc. by exchanging their current Nicolet National Bank shares for Nicolet Bankshares, Inc. shares on a one for one basis.

     The transaction has been accounted for as a corporate reorganization by entities under common control, whereby Nicolet Bankshares, Inc. has been capitalized as of the effective date of the reorganization based on the historical financial statements of Nicolet National Bank. Therefore, the financial statements of Nicolet Bankshares, Inc. have been restated by taking Nicolet National Bank's 2001 and 2000 financial statements and reclassifying certain components of stockholders' equity based on the change in par value from $5 per share to $.01 per share.


     The  following  reflects the Condensed Financial Statements (Parent Company
     Only) of Nicolet Bankshares, Inc., as if the transaction had occurred as of the beginning of 2001.

                                  BALANCE SHEET

                                DECEMBER 31, 2001

                                     Assets
                                     ------


Investment in Bank                                                   $17,299,699
                                                                     ============
                      Liabilities and Stockholders' Equity
                      ------------------------------------

Stockholders' equity                                                 $17,299,699
                                                                     ============

                             STATEMENT OF EARNINGS

                      FOR THE YEAR ENDED DECEMBER 31, 2001


Equity in undistributed income of Bank                                    70,186
                                                                     ------------
    Net earnings                                                     $    70,186
                                                                     ============


                            STATEMENT OF CASH FLOWS

                     FOR THE YEAR ENDED DECEMBER 31, 2001


Cash flows from operating activities:
  Net earnings                                                       $    70,186
  Adjustments to reconcile net earnings to net cash
    provided by operating activities:
    Equity in undistributed income of Bank                               (70,186)
                                                                     ------------

      Net cash provided by operating activities                                -
                                                                     ------------

      Net change in cash                                                       -

Cash at beginning of year                                                      -
                                                                     ------------

Cash at end of year                                                  $         -
                                                                     ============

                               NICOLET BANKSHARES, INC.

                              Consolidated Balance Sheets

                          March 31, 2002 and December 31, 2001
                                      (Unaudited)

                                         Assets
                                         ------

                                                    MARCH 31, 2002   DECEMBER 31, 2001
                                                   ----------------  ------------------
                                                      (Unaudited)
Cash and due from banks                            $     4,453,218           3,570,863
Commercial paper                                                 -           2,500,000
Federal funds sold                                       1,183,000          12,431,000
                                                   ----------------  ------------------

      Cash and cash equivalents                          5,636,218          18,501,863

Investment securities available for sale                22,314,116          22,984,390
Other investments                                          808,000             805,000
Loans held for sale                                        378,000           2,207,650
Loans, net                                             143,652,490         122,660,224
Premises and equipment, net                              2,623,693           2,359,641
Cash surrender value - life insurance                    4,000,000                   -
Accrued interest receivable and other assets             2,361,540           2,093,636
                                                   ----------------  ------------------

                                                   $   181,774,057         171,612,404
                                                   ================  ==================

                      Liabilities and Stockholders' Equity
                      ------------------------------------

Liabilities:
   Deposits:
      Noninterest-bearing                          $    10,667,443          10,559,041
      Interest-bearing                                 145,960,220         139,507,154
                                                   ----------------  ------------------

      Total deposits                                   156,627,663         150,066,195

   Repurchase agreements                                 7,361,657           3,678,779
   Accrued interest payable and other liabilities          611,889             567,731
                                                   ----------------  ------------------

      Total liabilities                                164,601,209         154,312,705
                                                   ----------------  ------------------

Shareholders' equity:
   Common stock, $.01 par value; authorized
      30,000,000 shares; issued and outstanding
      1,845,987 shares                                      18,460              18,460
   Additional paid-in capital                           18,441,410          18,441,410
   Accumulated deficit                                  (1,206,560)         (1,111,989)
   Accumulated other comprehensive income                  (80,462)            (48,182)
                                                   ----------------  ------------------

      Total shareholders' equity                        17,172,848          17,299,699
                                                   ----------------  ------------------

                                                   $   181,774,057         171,612,404
                                                   ================  ==================

See accompanying notes to consolidated financial statements

                            NICOLET BANKSHARES, INC.

                      Consolidated Statements of Operations

               For the Three Months Ended March 31, 2002 and 2001
                                  (Unaudited)

                                                           2002         2001
                                                        -----------  ----------
Interest income:
   Loans                                                $2,228,132     937,490
   Federal funds sold                                       34,503     149,843
   Investment securities                                   235,370     141,449
                                                        -----------  ----------

   Total interest income                                 2,498,005   1,223,782
                                                        -----------  ----------

Interest expense:
   Deposits                                              1,534,527     636,213
   Repurchase agreements                                    29,070       1,330
                                                        -----------  ----------

   Total interest expense                                1,563,597     637,543
                                                        -----------  ----------

            Net interest income                            934,408     586,239

Provision for loan losses                                  213,250     260,000
                                                        -----------  ----------

   Net interest income after provision for loan losses     721,158     326,239
                                                        -----------  ----------

Other income:
   Service charges on deposit accounts                      43,665       4,304
   Mortgage origination fees                               120,359      58,721
   Trust department fees                                    69,798           -
   Securities losses                                       (10,511)          -
   Other operating income                                   22,050       1,674
                                                        -----------  ----------

            Total other income                             245,361      64,699
                                                        -----------  ----------

Other expense:
   Salaries and other personnel expense                    602,458     339,202
   Net occupancy and equipment expense                     216,933     122,363
   Other operating expense                                 300,263     140,905
                                                        -----------  ----------

            Total other expense                          1,119,654     602,470
                                                        -----------  ----------

            Net loss before tax benefit                   (153,135)   (211,532)

Income tax benefit                                          58,564           -
                                                        -----------  ----------

            Net loss                                       (94,571)    211,532)
                                                        ===========  ==========

Loss per common share based on average
   outstanding shares of 1,845,987:
     Net loss per share                                       (.05)       (.11)
                                                        ===========  ==========

See accompanying notes to consolidated financial statements.

                                         NICOLET BANKSHARES, INC.

                                 Consolidated Statements of Cash Flows

                          For the Three Months Ended March 31, 2002 and 2001
                                              (Unaudited)

                                                                               2002           2001
                                                                           -------------  ------------
Cash flows from operating activities:                                      $
   Net loss                                                                     (94,571)     (211,532)
   Adjustments to reconcile net loss to net
     cash used by operating activities:
      Provision for loan losses                                                 213,250       260,000
      Depreciation, amortization and accretion                                  134,083        53,512
      Securities losses                                                          10,511             -
   Change in:
      Loans held for sale                                                     1,829,650             -
      Other                                                                    (202,226)     (378,674)
                                                                           -------------  ------------

            Net cash provided (used) by operating activities                  1,890,697      (276,694)
                                                                           -------------  ------------

Cash flows from investing activities:
   Proceeds from calls, maturities and paydowns
      of investment securities available for sale                               545,181     2,000,000
   Purchases of investment securities available for sale                              -    (8,965,504)
   Change in loans                                                          (21,205,516)  (30,518,440)
   Purchases of premises and equipment                                         (340,353)     (219,235)
   Purchase of cash surrender value life insurance                           (4,000,000)            -
                                                                           -------------  ------------

            Net cash used by investing activities                           (25,000,688)  (37,703,179)
                                                                           -------------  ------------

Cash flows from financing activities:
   Net change in deposits                                                     6,561,468    45,492,191
   Net change in repurchase agreements                                        3,682,878     1,294,196
                                                                           -------------  ------------

            Net cash provided by financing activities                        10,244,346    46,786,387
                                                                           -------------  ------------

Net increase (decrease) in cash and cash equivalents                        (12,865,645)    8,806,514

Cash and cash equivalents at beginning of the period                         18,501,863    11,879,709
                                                                           -------------  ------------

Cash and cash equivalents at end of period                                 $  5,636,218    20,686,223
                                                                           =============  ============

Supplemental schedule of noncash investing activities:
   Change in unrealized gain on securities available for sale, net of tax  $    (32,280)       50,841

Supplemental disclosure of cash flow information:
   Interest paid                                                           $  1,345,435       484,996

See accompanying notes to consolidated financial statements.

                            NICOLET BANKSHARES, INC.
                   Notes to Consolidated Financial Statements
                                   (Unaudited)

(1)  NATURE OF OPERATIONS
     --------------------
     Nicolet Bankshares, Inc. was incorporated on April 5, 2000. Effective June 6, 2002, Nicolet Bankshares received approval to become a one-bank holding company owning 100% of the stock of Nicolet National Bank.

     Nicolet National Bank opened for business on October 31, 2000, and prior to that date activities of the entity were devoted solely to securing banking facilities, raising capital and procuring management and other personnel. Nicolet National is a community oriented commercial bank with its emphasis on commercial banking. Nicolet National Bank operates out of its main office in Brown County, Wisconsin in the downtown are of Green Bay, and has a branch facility in Marinette, Wisconsin.

(2)  PRINCIPLES OF CONSOLIDATION
     ---------------------------
     The consolidated financial statements include the accounts of Nicolet Bankshares, Inc. and its wholly owned subsidiary, Nicolet National Bank (collectively called "Nicolet"). All significant intercompany balances and transactions have been eliminated in consolidation.

(3)  BASIS OF PRESENTATION
     ---------------------
     The accounting principles followed by Nicolet and the methods of applying these principles conform with generally accepted accounting principles
     (GAAP) and with general practices within the banking industry. In preparing financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ significantly from those estimates. Material estimates common to the banking industry that are particularly susceptible to significant change in the near term include, but are not limited to, the determinations of the allowance for loan losses, the valuation of real estate acquired in connection with or in lieu of foreclosure on loans, and valuation allowances associated with deferred tax assets, the recognition of which are based on future taxable income.

     The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-QSB. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three-month period ended March 31, 2002 are not necessarily indicative of the results that may be expected for the year ending December 31, 2002. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's Form 10-KSB for the fiscal year ended December 31, 2001 as filed with the Office of the Comptroller of the Currency.

(4)  CORPORATE REORGANIZATION
     ------------------------
     As of June 6, 2002, Nicolet Bankshares, Inc. received regulatory approval and effected a corporate reorganization whereby the shareholders of Nicolet National Bank became shareholders of Nicolet Bankshares, Inc. by exchanging their current Nicolet National Bank shares for Nicolet Bankshares, Inc. shares on a one for one basis.

     The transaction has been accounted for as a corporate reorganization by entities under common control, whereby Nicolet Bankshares, Inc. has been capitalized as of the effective date of the reorganization based on the historical financial statements of Nicolet National Bank. Therefore, the financial statements of Nicolet Bankshares, Inc. have been restated by taking Nicolet National Bank's March 31, 2002 and 2001 and December 31, 2001 financial statements and reclassifying certain components of stockholders' equity based on the change in par value from $5 per share to $.01 per share.

                                                                      APPENDIX A

                             Subscription Agreement
                                       for
                              Existing Shareholders



Nicolet Bankshares, Inc.
110 South Washington Street
Green Bay, Wisconsin  54301
Attn:  Jacqui A. Engebos


Ladies and Gentlemen:


     I hereby subscribe to purchase the number of shares of common stock (the "shares") of Nicolet Bankshares, Inc. (the "Company") indicated below. I acknowledge that I am entitled to purchase up to the same number of shares that I currently own, subject to: (i) a pro rata reduction in the event the offering to existing shareholders is oversubscribed and (ii) the Company's discretion to accept my subscription for more shares than I currently own if this offering or the concurrent offering to new investors is undersubscribed.

     I have received a copy of the Company's prospectus, dated __________, 2002. I understand that my purchase of the Company's common stock involves significant risk, as described under "Risk Factors" in the prospectus. I also understand that no federal or state agency has made any finding or determination regarding the fairness of the Company's offering of common stock, the accuracy or adequacy of the prospectus, or any recommendation or endorsement concerning an investment in the common stock.

     Enclosed is a check in the amount of $12.50 multiplied by the number of shares I wish to buy. My check is made payable to "Nicolet Bankshares, Inc."

     I ACKNOWLEDGE THAT WHEN THE COMPANY RECEIVES MY SUBSCRIPTION AND MY CHECK, THIS SUBSCRIPTION AGREEMENT WILL BECOME FINAL AND BINDING ON ME AND I WILL BE UNABLE TO REVOKE IT UNTIL THE OFFERING IS CLOSED.


NUMBER OF SHARES:          ___________           _______________________________

TOTAL SUBSCRIPTION PRICE
(AT $12.50 PER SHARE):     ___________           _______________________________
                                                 PLEASE  PRINT  OR  TYPE  EXACT
                                                 NAME(S)  IN  WHICH  UNDERSIGNED
                                                 DESIRES SHARES TO BE REGISTERED



                                   (Continued)

SUBSTITUTE W-9

     Under the penalty of perjury, I certify that: (1) the Social Security number or Taxpayer Identification Number given below is correct; and (2) I am not subject to backup withholding. INSTRUCTION: YOU MUST CROSS OUT (2) ABOVE IF YOU HAVE BEEN NOTIFIED BY THE INTERNAL REVENUE SERVICE THAT YOU ARE SUBJECT TO BACKUP WITHHOLDING BECAUSE OF UNDERREPORTING INTEREST OR DIVIDENDS ON YOUR TAX RETURN.


__________________________________    _______________________________________

                                      _______________________________________
DATE                                   SIGNATURE(S)*



__________________________________    ________________________________________
AREA CODE AND TELEPHONE NO.           PLEASE INDICATE FORM OF OWNERSHIP YOU
                                      DESIRE FOR THE SHARES (INDIVIDUAL, JOINT
                                      TENANTS WITH RIGHT OF SURVIVORSHIP,
                                      TENANTS IN COMMON, TRUST, CORPORATION,
                                      PARTNERSHIP, CUSTODIAN, ETC.)


__________________________________
SOCIAL SECURITY OR FEDERAL TAXPAYER
IDENTIFICATION NO.



TO BE COMPLETED BY THE COMPANY
------------------------------

     Accepted as of ______________ ___, 2002, as to ______________ shares.

NICOLET BANKSHARES, INC.


By:  ____________________________________
     Signature

     ____________________________________
     Print Name


* When signing as attorney, trustee, administrator, or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. In case of joint tenants, each joint owner must sign.

                                                                      APPENDIX B
                             Subscription Agreement
                                       for
                                  New Investors



Nicolet Bankshares, Inc.
110 South Washington Street
Green Bay, Wisconsin  54301
Attn:  Jacqui A. Engebos


Ladies and Gentlemen:


     I hereby subscribe to purchase the number of shares of common stock (the "shares") of Nicolet Bankshares, Inc. (the "Company") indicated below. I acknowledge that I am entitled to purchase a minimum of 1,000 and a maximum of 20,000 shares, subject to: (i) the Company's discretion to reduce or reject my subscription in the event this portion of the offering is oversubscribed and
(ii) the Company's discretion to accept my subscription for a greater or lesser number of shares than the minimum and maximum amounts described above.

     I have received a copy of the Company's prospectus, dated __________, 2002. I understand that my purchase of the Company's common stock involves significant risk, as described under "Risk Factors" in the prospectus. I also understand that no federal or state agency has made any finding or determination regarding the fairness of the Company's offering of common stock, the accuracy or adequacy of the prospectus, or any recommendation or endorsement concerning an investment in the common stock.

     Enclosed is a check in the amount of $12.50 multiplied by the number of shares I wish to buy. My check is made payable to "Nicolet Bankshares, Inc."

     I ACKNOWLEDGE THAT WHEN THE COMPANY RECEIVES MY SUBSCRIPTION AND MY CHECK, THIS SUBSCRIPTION AGREEMENT WILL BECOME FINAL AND BINDING ON ME AND I WILL BE UNABLE TO REVOKE IT UNTIL THE OFFERING IS CLOSED.


NUMBER OF SHARES
(MIN 1,000; MAX 20,000):    _____________        _______________________________

TOTAL SUBSCRIPTION PRICE
(AT $12.50 PER SHARE):      _____________        _______________________________
                                                 PLEASE  PRINT  OR  TYPE  EXACT
                                                 NAME(S)  IN  WHICH  UNDERSIGNED
                                                 DESIRES SHARES TO BE REGISTERED


                                   (Continued)

SUBSTITUTE W-9

     Under the penalty of perjury, I certify that: (1) the Social Security number or Taxpayer Identification Number given below is correct; and (2) I am not subject to backup withholding. INSTRUCTION: YOU MUST CROSS OUT (2) ABOVE IF YOU HAVE BEEN NOTIFIED BY THE INTERNAL REVENUE SERVICE THAT YOU ARE SUBJECT TO BACKUP WITHHOLDING BECAUSE OF UNDERREPORTING INTEREST OR DIVIDENDS ON YOUR TAX RETURN.


__________________________________    _______________________________________

                                      _______________________________________
DATE                                   SIGNATURE(S)*



__________________________________    ________________________________________
AREA CODE AND TELEPHONE NO.           PLEASE INDICATE FORM OF OWNERSHIP YOU
                                      DESIRE FOR THE SHARES (INDIVIDUAL, JOINT
                                      TENANTS WITH RIGHT OF SURVIVORSHIP,
                                      TENANTS IN COMMON, TRUST, CORPORATION,
                                      PARTNERSHIP, CUSTODIAN, ETC.)


__________________________________
SOCIAL SECURITY OR FEDERAL TAXPAYER
IDENTIFICATION NO.



TO BE COMPLETED BY THE COMPANY
------------------------------

     Accepted as of ______________ ___, 2002, as to ______________ shares.

NICOLET BANKSHARES, INC.


By:  ____________________________________
     Signature

     ____________________________________
     Print Name


* When signing as attorney, trustee, administrator, or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. In case of joint tenants, each joint owner must sign.

TABLE OF CONTENTS                     PAGE

Summary. . . . . . . . . . . . . . .     1       NICOLET BANCSHARES INC.
Cautionary Statement About
   Forward-Looking Statements. . . .     5
Risk Factors . . . . . . . . . . . .     6             1,000,000
The Offering . . . . . . . . . . . .    11
Dilution . . . . . . . . . . . . . .    14
Use of Proceeds. . . . . . . . . . .    15
Capitalization . . . . . . . . . . .    15              SHARES OF
Comparative Market Prices And
   Dividends . . . . . . . . . . . .    16
Selected Consolidated Financial Data
 . . . . . . . . . . . . . . . . . .    17
Management's Discussion and                           COMMON STOCK
   Analysis of Financial Condition
   and Results of Operations . . . .    18
Business . . . . . . . . . . . . . .    32
Principal Shareholders and Stock                       PROSPECTUS
   Ownership of Management . . . . .    39
Management . . . . . . . . . . . . .    42
Compensation . . . . . . . . . . . .    45
Description of Capital Stock . . . .    51
Shares Eligible for Future Sale. . .    54            _______, 2002
Supervision and Regulation . . . . .    55
Legal Matters. . . . . . . . . . . .    65
Experts. . . . . . . . . . . . . . .    65
Where You Can Find Additional
Information About Us . . . . . . . .    65
Index to Consolidated Financial
   Statements. . . . . . . . . . . .   F-1
Subscription Agreement for Existing
   Shareholders. . . . . . . . . . .   A-1
Subscription Agreement for New
   Investors . . . . . . . . . . . .   B-1

     Prospective investors may rely only on the information contained in this prospectus. Nicolet Bankshares has not authorized anyone to provide prospective investors with different or additional information. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

     No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in any such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States and Canada are required to inform themselves about and to observe the restrictions of that jurisdiction related to this offering and the distribution of this prospectus.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24.       Indemnification of Directors and Officers.

     Nicolet Bankshares' articles of incorporation and bylaws provide that an eligible director, officer, employee or agent of Nicolet Bankshares will be indemnified against liability and other expenses incurred in a proceeding initiated against him or her by reason of his or her serving as a director, officer, employee or agent to the extent that he or she has been successful in defense of such action, on the merits or otherwise. In all other cases, Nicolet Bankshares shall indemnify officers and directors and may elect to indemnify employees and agents, unless it shall be proven that he or she failed to perform a duty owed to Nicolet Bankshares which constituted:

     - a willful failure to deal fairly with Nicolet Bankshares or its shareholders in connection with a matter in which the director, officer, employee or agent has a material conflict of interest;

     - a violation of criminal law, unless the director, officer, employee or agent had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful;

     - a transaction from which the director, officer, employee or agent derived an improper personal profit; or

     -    willful misconduct.

The indemnification provisions are non-exclusive, and will not impair any other rights to which those seeking indemnification or advancement of expenses may be entitled.

Item 25.       Other Expenses of Issuance And Distribution.

     Estimated expenses of the sale of the Registrant's common stock, $.01 par value, are as follows:


      Securities and Exchange Commission Registration Fee  $  1,150
      Legal Fees and Expenses                                50,000
      Accounting Fees and Expenses                           15,000
      Printing and Engraving Expenses                        15,000
      Mail and Distribution                                   5,000
      Transfer Agent Expenses                                 5,000
      Miscellaneous                                           8,850
                                                           --------
          Total                                            $100,000
                                                           ========

Item 26.       Recent Sales of Unregistered Securities.

     On April 5, 2000, the Registrant issued one share of common stock at a price of $10.00 per share to its President, Chief Executive Officer and Chairman, Robert B. Atwell, in a transaction exempt from registration under
Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act").

     On June 6, 2002, the Registrant issued 1,845,987 shares of common stock, options to purchase 276,750 shares of common stock and 90,000 warrants to the securityholders of Nicolet National in a share exchange exempt from registration under Section 3(a)(12) of the Securities Act.

Item 27.       Exhibits.

Exhibit
Number         Description
------         -----------

2.1 Agreement and Plan of Share Exchange dated February 19, 2002 between Nicolet National Bank and Nicolet Bankshares, Inc. (1)

3.1            Articles of Incorporation of Nicolet Bankshares, Inc. (2)

3.2            Bylaws of Nicolet Bankshares, Inc. (2)

4.1 See Exhibits 3.1 and 3.2 for provisions of the Articles of Incorporation and Bylaws defining the rights of shareholders

4.2 Specimen certificate representing shares of Nicolet Bankshares, Inc. common stock (2)

4.3 See Exhibit 10.6 for terms of warrants issued to organizers of Nicolet National Bank

5.1            Legal Opinion of Powell, Goldstein, Frazer & Murphy LLP

5.2            Legal Opinion of Liebmann, Conway, Olejniczak & Jerry, S.C.

10.1* Employment Agreement dated as of April 7, 2000 between Green Bay Financial Corporation d/b/a Nicolet National Bank (In Organization) and Robert B. Atwell (2)

10.2* Employment Agreement dated as of April 7, 2000 between Green Bay Financial Corporation d/b/a Nicolet National Bank (In Organization) and Michael E. Daniels (2)

10.3* Employment Agreement dated as of January 2, 2002 between Nicolet National Bank and W. Scott King (2)

10.4* Nicolet National Bank 2000 Stock Incentive Plan and forms of incentive and non-qualified stock option awards (assumed by Nicolet Bankshares in the reorganization) (2)

10.5* Nicolet Bankshares, Inc. 2002 Stock Incentive Plan and forms of incentive and non-qualified stock option awards (2)

10.6* Form of Warrant Agreement between Nicolet National Bank and the Organizers (assumed by Nicolet Bankshares in the reorganization)
               (2)

10.7 Lease, dated May 31, 2000, between Nicolet National Bank (In Organization) and Washington Square, as amended. (2)

21             Subsidiaries of Nicolet Bankshares, Inc. (2)

23.1           Consent of Porter Keadle Moore, LLP

23.2           Consent of Powell, Goldstein, Frazer & Murphy LLP (contained in
               Exhibit 5.1)

23.3 Consent of Liebmann, Conway, Olejniczak & Jerry, S.C. (contained in Exhibit 5.2)

99.1           Cover Letter from the Registrant to accompany the prospectus.

---------------
*Indicates management contract or compensatory plan or arrangement.

(1) Incorporated by reference to Exhibit 2 to the Registrant's Current Report on Form 8-K filed June 25, 2002 (File No. 333-90052)

(2)  Previously filed.


Item  28.     Undertakings.

     The Registrant will supplement the prospectus, after the end of the subscription period, to include the results of the subscription offer, the transactions by any underwriters during the subscription period, the amount of unsubscribed securities that any underwriters will purchase and the terms of any later reoffering. If any underwriters make any public offering of the securities on terms different from those on the cover page of the prospectus, the Registrant will file a post-effective amendment to state the terms of such offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment to the Registration Statement to be signed on its behalf by the undersigned in the City of Green Bay, State of Wisconsin, on July 22, 2002.



                                      NICOLET  BANKSHARES,  INC.

                                      By:  /s/  Robert  B.  Atwell
                                          --------------------------------------
                                           Robert  B.  Atwell
                                           President and Chief Executive Officer

     In accordance with the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities on July 22, 2002.


      Signature               Title
      ---------               -----

/s/ Robert B. Atwell          President, Chief Executive
----------------------------  Officer and Chairman of
Robert B. Atwell              the Board 1/

*                             Executive Vice President,
----------------------------  Secretary and Director
Michael E. Daniels

*                             Director
----------------------------
Wendell E. Ellsworth

*                             Director
----------------------------
Deanna L. Favre

*                             Director
----------------------------
Michael F. Felhofer

*                             Director
----------------------------
James Halron

*                             Director
----------------------------
Philip J. Hendrickson

*                             Director
----------------------------
Andrew F. Hetzel, Jr.

*                             Director
----------------------------
Terrence J. Lemerond

*                             Director
----------------------------
Donald J. Long, Jr.

*                             Director
----------------------------
Wade T. Micoley

*                             Director
----------------------------
Ronald C. Miller

*                             Director
----------------------------
Sandra Renard

      Signature               Title
      ---------               -----


*                             Director
----------------------------
Robert J. Weyers

/s/  Jacqui A. Engebos        Chief Financial Officer 2/
----------------------------
Jacqui A. Engebos


---------------
1/     Principal  executive  officer
2/     Principal  financial  and  accounting  officer

*  By:  /s/  Robert  B.  Atwell
--------------------------------
        Robert  B.  Atwell
        Attorney-in-Fact

                                INDEX TO EXHIBITS

2.1 Agreement and Plan of Share Exchange dated February 19, 2002 between Nicolet National Bank and Nicolet Bankshares, Inc. (1)

3.1            Articles of Incorporation of Nicolet Bankshares, Inc. (2)

3.2            Bylaws of Nicolet Bankshares, Inc. (2)

4.1 See Exhibits 3.1 and 3.2 for provisions of the Articles of Incorporation and Bylaws defining the rights of shareholders

4.2 Specimen certificate representing shares of Nicolet Bankshares, Inc. common stock (2)

4.3 See Exhibit 10.6 for terms of warrants issued to organizers of Nicolet National Bank

5.1            Legal Opinion of Powell, Goldstein, Frazer & Murphy LLP

5.2            Legal Opinion of Liebmann, Conway, Olejniczak & Jerry, S.C.

10.1* Employment Agreement dated as of April 7, 2000 between Green Bay Financial Corporation d/b/a Nicolet National Bank (In Organization) and Robert B. Atwell (2)

10.2* Employment Agreement dated as of April 7, 2000 between Green Bay Financial Corporation d/b/a Nicolet National Bank (In Organization) and Michael E. Daniels (2)

10.3* Employment Agreement dated as of January 2, 2002 between Nicolet National Bank and W. Scott King (2)

10.4* Nicolet National Bank 2000 Stock Incentive Plan and forms of incentive and non-qualified stock option awards (assumed by Nicolet Bankshares in the reorganization) (2)

10.5* Nicolet Bankshares, Inc. 2002 Stock Incentive Plan and forms of incentive and non-qualified stock option awards (2)

10.6* Form of Warrant Agreement between Nicolet National Bank and the Organizers (assumed by Nicolet Bankshares in the reorganization)
               (2)

10.7 Lease, dated May 31, 2000, between Nicolet National Bank (In Organization) and Washington Square, as amended. (2)

21             Subsidiaries of Nicolet Bankshares, Inc. (2)

23.1           Consent of Porter Keadle Moore, LLP

23.2           Consent of Powell, Goldstein, Frazer & Murphy LLP (contained in
               Exhibit 5.1)

23.3 Consent of Liebmann, Conway, Olejniczak & Jerry, S.C. (contained in Exhibit 5.2)

99.1           Cover Letter from the Registrant to accompany the prospectus.

---------------
*Indicates management contract or compensatory plan or arrangement.

(1) Incorporated by reference to Exhibit 2 to the Registrant's Current Report on Form 8-K filed June 25, 2002 (File No. 333-90052)

(2)  Previously filed.